Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

UNITED RENTALS, INC.,

UR MERGER SUB VII CORPORATION

and

H&E EQUIPMENT SERVICES, INC.

Dated as of January 13, 2025

TABLE OF CONTENTS

Page

Article I	DEFINITIONS & INTERPRETATIONS	2

1.1	Certain Definitions	2
1.2	Additional Definitions	15
1.3	Certain Interpretations	17

Article II	THE OFFER	19

2.1	The Offer	19
2.2	Company Actions	22

Article III	THE MERGER	23

3.1	The Merger	23
3.2	The Effective Time	23
3.3	The Closing	23
3.4	Effect of the Merger	23
3.5	Certificate of Incorporation and Bylaws	24
3.6	Directors and Officers	24
3.7	Effect of the Merger	24
3.8	Equity Awards	26
3.9	Exchange of Certificates	27
3.10	No Further Ownership Rights in Company Common Stock	29
3.11	Lost, Stolen or Destroyed Certificates	29
3.12	Required Withholding	29
3.13	No Dividends or Distributions	29
3.14	Necessary Further Actions	29

Article IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30

4.1	Organization; Good Standing	30
4.2	Corporate Power; Enforceability	30
4.3	Company Board Approval; Fairness Opinion; Anti-Takeover Laws	30
4.4	Non-Contravention	31
4.5	Requisite Governmental Approvals	31
4.6	Company Capitalization	32
4.7	Subsidiaries	33
4.8	Company SEC Reports	34
4.9	Company Financial Statements; Internal Controls; Indebtedness	34
4.10	No Undisclosed Liabilities	35
4.11	Absence of Certain Changes	35
4.12	Material Contracts	35
4.13	Real Property	37
4.14	Environmental Matters	38
4.15	Intellectual Property	39
4.16	Tax Matters	41
4.17	Employee Plans	43
4.18	Labor Matters	44

2

4.19	Permits	46
4.20	Compliance with Laws	46
4.21	Legal Proceedings; Orders	47
4.22	Insurance	48
4.23	Related Person Transactions	48
4.24	Brokers	48
4.25	Personal Property	48
4.26	Exclusivity of Representations and Warranties	49

Article V	REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	49

5.1	Organization; Good Standing	49
5.2	Power; Enforceability	50
5.3	Non-Contravention	50
5.4	Requisite Governmental Approvals	50
5.5	Legal Proceedings; Orders	51
5.6	Ownership of Company Common Stock	51
5.7	Brokers	51
5.8	Operations of Merger Sub	51
5.9	No Parent Vote or Approval Required	51
5.10	Financing	52
5.11	Management Arrangements	52
5.12	Exclusivity of Representations and Warranties	52
5.13	Investigation	53

Article VI	INTERIM OPERATIONS OF THE COMPANY	53

6.1	Affirmative Obligations	53
6.2	Forbearance Covenants	54
6.3	Go-Shop; No Solicitation	57
6.4	Approval of Merger	62

Article VII	ADDITIONAL COVENANTS	62

7.1	Required Action and Forbearance; Efforts	62
7.2	Filings	63
7.3	Anti-Takeover Laws	65
7.4	Access	65
7.5	Section 16(b) Exemption	66
7.6	14d-10 Matters	66
7.7	Directors’ and Officers’ Exculpation, Indemnification and Insurance	66
7.8	Employee Matters	68
7.9	Obligations of the Buyer Parties and the Company	70
7.10	Notification of Certain Matters	70
7.11	Public Statements and Disclosure	71
7.12	Transaction Litigation	71
7.13	Stock Exchange Delisting; Deregistration	72
7.14	Additional Agreements	72
7.15	Parent Vote	72
7.16	Notes Redemption	72
7.17	Company Credit Agreement Pay-Off	72
7.18	Financing	73
7.19	Financing Cooperation	75

3

Article VIII	CONDITIONS TO THE MERGER	78

8.1	Conditions to Each Party’s Obligations to Effect the Merger	78

Article IX	TERMINATION, AMENDMENT AND WAIVER	78

9.1	Termination	78
9.2	Manner and Notice of Termination; Effect of Termination	80
9.3	Fees and Expenses	80
9.4	Amendment	81
9.5	Extension; Waiver	81

Article X	GENERAL PROVISIONS	82

10.1	Survival of Representations, Warranties and Covenants	82
10.2	Notices	82
10.3	Assignment	83
10.4	Confidentiality	83
10.5	Entire Agreement	83
10.6	Third Party Beneficiaries	84
10.7	Severability	84
10.8	Remedies	84
10.9	Governing Law	85
10.10	Consent to Jurisdiction	85
10.11	WAIVER OF JURY TRIAL	85
10.12	Company Disclosure Letter References	86
10.13	Counterparts	86
10.14	No Limitation	86
10.15	Debt Financing Sources	86

Exhibits and Annexes

Annex 1                Conditions to the Offer

4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 13, 2025, by and among United Rentals, Inc., a Delaware corporation (“Parent”), UR Merger Sub VII Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and H&E Equipment Services, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted under, or required by, this Agreement, the “Offer”), to acquire each share of Company Common Stock (each such share, a “Share”) issued and outstanding immediately prior to the Effective Time (as defined below), other than (i) Owned Company Shares (as defined below) and (ii) Dissenting Company Shares (as defined below), for $92.00 per share, net to the holder of such Share in cash, without interest (as such amount may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger, and pursuant to the Merger, each Share that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price, net to the holder of such Share in cash, without interest;

WHEREAS, the Company Board has unanimously (i) determined that it is fair to and in the best interests of the Company and the Company Stockholders (as defined below), and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares to Merger Sub pursuant to the Offer (the preceding clauses (i) through (iii), the “Company Board Recommendation”), in each case, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and Merger Sub, respectively;

WHEREAS, the Company, Parent and Merger Sub acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, the Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (ii) prescribe certain conditions with respect to the consummation of the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1               Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)                “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that (x) require any counterparty thereto (and any of its Affiliates and Representatives) that receives non-public information of or with respect to the Company Group to keep such information confidential and (y) subject to customary exceptions, prohibit such counterparty (and any of its Affiliates and Representatives), for a period of two years from the date thereof, from directly or indirectly soliciting for employment or hire, or entering into any employment agreement with, any officer, management-level employee, sales personnel or branch manager of the Company or its Affiliates with whom such counterparty (or any of its Affiliates or Representatives) has had contact or who otherwise became known to such counterparty (or any of its Affiliates or Representatives) (or about whom such counterparty (or any of its Affiliates or Representatives) learned information, other than by a general list of employees made available to such counterparty (and any of its Affiliates or Representatives)), in each case, in connection with its consideration of an Acquisition Proposal; provided, however, that, in each case, the provisions contained therein are no less restrictive to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal but shall not include any restrictions that could reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 6.3.

(b)                “Acquisition Proposal” means any indication of interest, inquiry, offer or proposal (other than, in each case, any inquiry, offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.

(c)                “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i)                        any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties pursuant to this Agreement), whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding equity securities (or instruments convertible into or exercisable or exchangeable for, such equity securities) of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding equity securities (or instruments convertible into or exercisable or exchangeable for, such equity securities) of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii)                        any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties pursuant to this Agreement) of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)                        any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties pursuant to this Agreement) would hold securities representing more than 20% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction.

(d)                “Action” means any action, suit or proceeding by or before any Governmental Authority.

(e)                “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(f)                 “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g)                “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2023, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(h)                “Borrower” means United Rentals (North America), Inc., a Delaware corporation.

(i)                 “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(j)                 “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, computer systems, technology devices, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and systems, all data stored therein or processed thereby, including any outsourced electronic data processing, information technology, or computer systems that are owned, used or held for use by or for any of the Company Group in the conduct of the business of the Company Group.

(k)                “Closing Indebtedness” means any Indebtedness for borrowed money incurred by the Company Group on or after the date hereof and prior to the Closing Date.

(l)                 “Code” means the Internal Revenue Code of 1986.

(m)              “Company Board” means the Board of Directors of the Company.

(n)                “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(o)                “Company Credit Agreement” means that certain sixth amended and restated credit agreement, dated as of February 2, 2023, by and among the Company, as borrower, certain other subsidiaries of the Company, as the other borrowers party thereto, the lenders party thereto, Wells Fargo Bank, National Association as the administrative agent and the other parties thereto, and as further supplemented, amended, restated or amended and restated.

(p)                “Company Equity Awards” means, collectively, Company RSAs and Company PSUs.

(q)                “Company Equity Plans” means the Company 2016 Stock-Based Incentive Compensation Plan and the Company Amended and Restated 2016 Stock-Based Incentive Compensation Plan.

(r)                 “Company Group” means the Company and its Subsidiaries.

(s)                 “Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company Group.

(t)                 “Company Material Adverse Effect” means any fact, circumstance, event, development, change, effect or occurrence (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (x) is having or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Group, taken as a whole or (y) would prevent the Company from consummating the transactions contemplated by this Agreement; provided, however, that, with respect to clause (x) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)                        changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)                        changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country or (2) changes in exchange rates generally for the currencies of any country;

(iii)                        the general conditions or trends, or changes in general conditions or trends in the industries in which the Company Group operates or generally conducts business or where their products or services are sold;

(iv)                        changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)                        an Effect arising from or relating to national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions, or diplomatic or consular offices;

(vi)                        any Effect arising from or relating to any natural disaster, named storm, changes in weather or climate or any escalation or worsening of the foregoing;

(vii)                        any Effect arising from the execution, announcement or performance of this Agreement (including the identity of Parent, Merger Sub or their Affiliates) or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, partnerships, labor unions, work councils, financing sources, suppliers, customers, partners, vendors, Governmental Authorities or any other Person or other business relationships (other than, in each case, for purposes of any representation and warranty set forth in Section 4.4);

(viii)                        the compliance by any Party with the express terms of this Agreement (other than any obligation to operate in the ordinary course), including any action taken or refrained from being taken as expressly required by the terms of this Agreement;

(ix)                        any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x)                        changes in GAAP or other applicable accounting standards or in any applicable Laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi)                        changes in the price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that any cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)                        any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)                        any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement (but not any finally adjudicated breach of fiduciary duty or violation of Law itself);

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(u)                “Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

(v)                “Company PSU” means each restricted stock unit award granted under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

(w)              “Company RSA” means each award of restricted stock of the Company issued under the Company Equity Plans.

(x)                “Company Stockholders” means the holders of shares of Company Common Stock.

(y)                “Compliant” means, with respect to the Required Information, that (i) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information, when taken as a whole, not misleading under the circumstances under which it is stated (in each case, giving effect to all supplements and updates provided thereto prior to the commencement of the Marketing Period), (ii) any historical financial statements contained in such Required Information comply in all material respects with all applicable requirements of Regulation S-X under the Securities Act for a registered public offering of secured or unsecured non-convertible debt securities on Form S-1 (other than requirements for which compliance is not customary in a Rule 144A offering of non-convertible debt securities), (iii) the historical financial statements included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of non-convertible debt securities under Rule 144A promulgated under the Securities Act and (iv) the historical financial statements included in the Required Information are sufficient to permit the Company’s independent auditors to be able to issue to the Debt Financing Sources (subject to completion of its normal procedures) a customary “comfort letter” (including customary “negative assurance” and change period comfort) in order to consummate an offering of debt securities on any day during the Marketing Period (and such accountants have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures).

(z)                “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) on and immediately following the Effective Time.

(aa)             “Contract” means any (i) written and legally binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other written and legally binding agreement, excluding purchase orders in either instance.

(bb)            “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, information security, or security breach notification requirements and to the extent applicable to a Company Group entity from time to time: (i) the Company Group’s written policies, procedures and published privacy policies; (ii) all applicable Laws, legal requirements and self-regulatory guidelines (“Data Protection Laws”); and (iii) any binding standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

(cc)             “Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, among Parent, Borrower and the Debt Financing Entities party thereto (including all exhibits, annexes, schedules and term sheets attached thereto), as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto), pursuant to which the Debt Financing Entities party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing described therein for the purposes of financing the transactions contemplated by this Agreement, including the Offer and the Merger, repaying all principal, interest and fees outstanding under the Company Credit Agreement and the Redemption and/or Discharge.

(dd)            “Debt Fee Letters” means those certain fee letters relating to the Debt Financing.

(ee)             “Debt Financing” means any debt financing obtained by Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

(ff)               “Debt Financing Documents” means any credit agreements, note purchase agreements, indentures, guarantees, pledge and security documents, definitive financing documents, agreements, schedules or other certificates or documents contemplated by the Debt Financing.

(gg)            “Debt Financing Entities” means the agents, arrangers, lenders, initial purchasers, underwriters and other entities (other than Buyer Parties and Borrower) that have committed to arrange or provide all or any part of any Debt Financing (including pursuant to the Debt Commitment Letter, purchase or underwriting agreements, indentures or credit agreements entered into in connection therewith), including any such persons becoming party thereto pursuant to any joinder agreements, and their respective successors and assigns.

(hh)            “Debt Financing Sources” means the Debt Financing Entities, together with their respective Affiliates and their and their respective Affiliates’ controlling persons, officers, directors, employees, agents and representatives and their respective successors and assigns.

(ii)               “DOJ” means the United States Department of Justice or any successor thereto.

(jj)               “Environmental Law” means any applicable Law (including common law) or Order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(kk)            “Equity Award Exchange Ratio” means the Per Share Price divided by the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five full consecutive trading days ending on and including the third Business Day prior to the Closing Date.

(ll)               “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm)        “Exchange Act” means the Securities Exchange Act of 1934.

(nn)            “Excluded Information” means (i) description of all or any portion of the terms of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (ii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iii) historical financial statements or other information required by Rule 3-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or 13-02 of Regulation S-X under the Securities Act, (iv) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) separate Subsidiary financial statements, related party disclosures, or any segment reporting or disclosure, including, without limitation, any required by FASB Accounting Standards Codification Topic 280, (vi) other information customarily excluded from an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A in a “Rule 144A-for-life” offering, (vii) financial statements or other financial data for any period earlier than the year ended December 31, 2021, (viii) pro forma financial information, (ix) projections (other than relating to the Company and its Subsidiaries to assist Parent in preparing its projections that is in manner consistent with the Company’s obligations under Section 7.19) or (x) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments to be used in connection with the Debt Financing (it being understood that this does not limit the Company’s obligations under Section 7.19 to provide information regarding the Company and its Subsidiaries to Parent to assist Parent in preparing its estimates of cost savings, synergies or other post-Closing pro forma adjustments).

(oo)            “Excluded Party” means any Person (i) who submits an Acquisition Proposal to the Company or any of its Representatives after the date hereof and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that any Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Acquisition Proposal is withdrawn by such Person, (2) such Acquisition Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal or (3) such Acquisition Proposal is not determined by the Company Board, in good faith (after consultation with its outside counsel and its financial advisor), to be a Superior Proposal within five Business Days following the No-Shop Period Start Date.

(pp)            “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

(qq)            “Financing Conditions” means with respect to the Debt Financing, the conditions precedent expressly set forth or referred to in Exhibit B of the Debt Commitment Letter as in effect on the date hereof.

(rr)               “Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties pursuant to Article IV (in the case of the Company) or Article V (in the case of Parent); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party makes a knowing and intentional misrepresentation or omission of a material fact or matter under circumstances or in a manner that constitutes common law fraud under Delaware Law. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

(ss)              “FTC” means the United States Federal Trade Commission or any successor thereto.

(tt)               “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(uu)            “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(vv)            “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

(ww)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(xx)            “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to finance leases (as determined in accordance with GAAP); (v) liabilities arising out of interest rate, commodity and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest, commodity prices or currency rates; (vi) deferred purchase price of property, equipment or services or liabilities related to past acquisitions, in each case, except for trade payables incurred in the ordinary course of business; (vii) outstanding payment obligations arising in connection with indemnification, earnouts or any other contingent purchase price or similar payment obligations under Contracts related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (viii) guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking contemplated by the foregoing clauses (i) through (vii), in each case including all interest, penalties and other payments due with respect thereto, including indebtedness of others guaranteed by the Company Group or secured by any Lien or security interest on the assets of the Company Group.

(yy)            “Indenture” means that certain indenture, dated as of December 14, 2020, by and among the Company, each of the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee.

(zz)             “Intellectual Property” means the rights associated with the following: (i) all patents, patent applications, and invention disclosures, and all divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations thereof (“Patents”); (ii) all published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (iii) trademarks, service marks, trade dress, domain names, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade names, and other indicia of origin, all associated goodwill, and all applications and registrations for the foregoing, including all renewals of the same (“Marks”); (iv) all trade secrets, confidential or proprietary know-how and other proprietary information, including ideas, improvements, inventions, discoveries, information, data and databases, processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); and (v) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(aaa)          “Intervening Event” means a material event, fact, circumstance, development or occurrence with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (i) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof, and (ii) first becomes actually known to the Company Board after the date of this Agreement and prior to the Offer Acceptance Time; provided that none of the following shall be deemed to constitute an Intervening Event: (A) any event, fact, circumstance, development or occurrence that involves or relates to (x) any Acquisition Proposal (or any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal) or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (y) may be considered and taken into account), (B) any event, fact, circumstance, development or occurrence that results from the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, or (C) any change in GAAP or in any applicable Law or any event, change, development, circumstance, fact or effect that is the result of factors generally affecting the industries in which the Company and its Subsidiaries operate, in the geographic markets in which they operate or where their products or services are sold.

(bbb)        “IRS” means the United States Internal Revenue Service or any successor thereto.

(ccc)          “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge after reasonable inquiry of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and the Executive Chairman. “Knowledge” of Parent, with respect to any matter in question, means the actual knowledge after reasonable inquiry of Parent’s Chief Executive Officer and Chief Administrative Officer.

(ddd)        “Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(eee)          “Legal Proceeding” means any claim, Action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(fff)            “Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

(ggg)        “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” “ransomware” (in each case, as such terms are commonly understood in the Software industry) or any other code or instructions designed to disrupt, impair, disable, destroy or harm the operation of, or facilitate or provide unauthorized access to, any Software, data or other materials, or any other Business System or other device on which such code is stored or installed.

(hhh)        “Marketing Period” means the first period of 12 consecutive Business Days throughout and at the end of which:

(i)                 Parent, Borrower and the Debt Financing Sources shall have had access to the Required Information (such access includes, but not limited to, the Required Information being publicly available via the SEC’s EDGAR or the Company’s website) and the Required Information shall be Compliant (for the avoidance of doubt, if at any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until Parent shall have received Required Information that is Compliant);

(ii)               The No-Shop Period Start Date and, if applicable, the Cut-Off Time has occurred;

(iii)             the conditions set forth in Annex 1 are satisfied (other than (x) the Minimum Condition, (y) the condition in clause (h) of Annex 1 and (z) those other conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to their satisfaction or waiver (to the extent such waiver is permitted under applicable Laws) at the Offer Acceptance Time); and

(iv)              nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 12 Business Day period; provided that the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such 12 consecutive Business Day period: (A) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any audited financial statements that are included in the Required Information or announced its intention to do so, in which case the Marketing Period shall not be deemed to commence until a new unqualified audit opinion is issued with respect to such audited financial statements of the Company for the applicable periods by such independent accountant or another national or regional independent public accounting firm reasonably acceptable to Parent (it being understood that any “big four” accounting firms or BDO USA, P.C. will be deemed acceptable), (B) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not be deemed to commence until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP or (C) the Company shall have failed to file any Report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC pursuant to the Exchange Act in accordance with the periods required by the Exchange Act, in which case (1) in the case of failure to file a Form 10-K or Form 10-Q, the Marketing Period shall not commence or be deemed to commence unless and until such reports have been filed and (2) in the case of failure to file a Form 8-K, the Marketing Period shall toll until such report has been filed; provided, that if the failure to file such report occurs during the final five days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period shall be no earlier than the fifth Business Day after such report has been filed.

Notwithstanding anything included herein to the contrary, if at any time the Company shall reasonably and in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within two Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) and, following delivery of such Required Information specified in such notice, the Marketing Period will commence if all the requirements for the Marketing Period to commence have otherwise been met; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have been completed and ended on any earlier date prior to the expiration of the 12 consecutive Business Day period described above if Parent or one of its Subsidiaries has received cash proceeds from its Debt Financing of at least $3,800,000,000, including if the proceeds of such Debt Financing are placed in escrow.

(iii)             “Nasdaq” means The Nasdaq Global Select Market and any successor stock exchange.

(jjj)             “Notes” means the 3.875% senior notes due 2028, issued pursuant to the Indenture.

(kkk)        “NYSE” means the New York Stock Exchange and any successor stock exchange.

(lll)             “Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(mmm)  “Other Anti-Bribery Laws” means, other than the FCPA, all anti-bribery and anti-corruption Laws applicable to the Company or any of its Subsidiaries.

(nnn)        “Owned Company Shares” means those shares of Company Common Stock that are held by the Company Group.

(ooo)        “Parent Common Stock” means the common stock, $0.01 par value, of Parent.

(ppp)        “Payoff Letter” means, with respect to the Company Credit Agreement and each other agreement governing Closing Indebtedness (other than the Indenture and capital and finance leases), a customary payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries thereunder as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt from or on behalf of the borrower thereunder of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries thereunder, and all obligations of the lenders thereunder (other than those liabilities that expressly survive the termination thereof) shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries thereunder shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed), (b) all Liens relating to the equity interests, rights, properties and assets of the Company and its Subsidiaries granted in connection therewith (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be released and terminated without any further action by the secured parties, and the Company and its Subsidiaries or Parent or any of its Affiliates (or their respective counsel) are authorized to file such documents and instruments as are necessary to evidence such release and (c) provide for delivery to the Company (or their designee) on or promptly following the Closing Date all possessory collateral (if any) in such lenders’ or agent’s possession.

(qqq)        “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) relating to real property; (iv) Liens incurred or pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) Liens incurred or pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other Liens of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, operation or value of the applicable property owned, leased, used or held for use by the Company Group or the conduct of the business of the Company and its Subsidiaries as currently conducted, or restrictions or exclusions that would be shown by a current title report or other similar report; (vii) statutory Liens of landlords or Liens against the interests of the landlord or owner of any Leased Real Property, in each case for obligations that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, unless caused by the Company Group; (viii) non-exclusive licenses under Intellectual Property granted in the ordinary course of business; or (ix) Liens set forth on Section 1.1(qqq) of the Company Disclosure Letter.

(rrr)            “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(sss)           “Personally Identifiable Information” means all data that identifies, is linked to, or can be reasonably be used to identify an individual, household or device, alone or in combination with any other information or data, or which is otherwise classified as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ ‘nonpublic personal information,’ or similar term under applicable Data Protection Laws.

(ttt)             “Processed” or “Processing” means to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, and any actions that are otherwise defined as ‘processed’ or ‘processing’ under applicable Data Protection Laws.

(uuu)        “Representatives” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

(vvv)        “Required Information” means (i) (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company Group for the fiscal years ending December 31, 2022, December 31, 2023 and December 31, 2024 and (B) if Closing has not occurred on or prior to May 12, 2025, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company Group for the fiscal quarter ending March 31, 2025 and (ii) a calculation of earnings before interest, taxes, depreciation and amortization of the Company Group for the periods presented in the financial statements described in clause (i), together with a customary reconciliation to net income, customary adjustments to derive “adjusted EBITDA” and information needed to support such adjustments.

(www)   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(xxx)        “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(yyy)        “Securities Act” means the Securities Act of 1933.

(zzz)          “Software” means all computer software, computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies (in each case, whether in object code, source code or other form or format), including libraries, subroutines and other components thereof, associated databases, and related documentation and materials.

(aaaa)      “Specified Data Breach” means any unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or control of any member of the Company Group or that is Processed by or on behalf of any member of the Company Group or (ii) access, use, transmission, transfer or other Processing of Personally Identifiable Information that is Processed by or on behalf of, or in the possession, custody or control of, any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) be material to the Company Group, taken as a whole, or (B) result in any member of the Company Group having any obligation under any applicable Data Protection Law to provide notification regarding any of the foregoing to any Person or Governmental Authority.

(bbbb)     “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(cccc)      “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty and timing of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and (ii) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders than the transactions contemplated by this Agreement, including the Offer and the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(dddd)     “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or Law that limits or restricts business combinations or the ability to acquire or vote equity securities.

(eeee)      “Tax” means any federal, state, local, or non-United States or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, occupancy tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax, imposed, assessed or collected by or under the authority of any Governmental Authority, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.

(ffff)          “Trade Control and Sanctions Regulations” means all sanctions, export control, anti-boycott and customs Laws of the United States and other jurisdictions (to the extent consistent with U.S. Law) applicable to the Company or any of its Subsidiaries, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws administered by Office of Foreign Assets Control of the U.S. Department of the Treasury and U.S. customs regulations.

(gggg)     “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities or Indebtedness for borrowed money of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the transactions contemplated by this Agreement, including the Offer and the Merger, other than any Legal Proceedings among the Parties related to this Agreement.

(hhhh)     “Treasury Regulation” means the final or temporary regulations issued by the United States Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

(iiii)           “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law, regulation or ordinance.

(jjjj)           “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

1.2               Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Adverse Effect on Financing	7.18
Advisor	4.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.3(b)
Buyer Parties	Preamble
Bylaws	4.1
Capitalization Date	4.6(a)
Certificate of Merger	3.2
Certificates	3.9(c)
Charter	3.5(a)
Chosen Courts	10.10
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company 401(k) Plan	7.8(e)
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.3(d)(i)
Company Disclosure Letter	Article IV
Company Equity Award Schedule	4.6(b)
Company Owned Software	4.15(h)

Term	Section Reference
Company PSU Consideration	3.8(b)
Company Registered IP	4.15(a)
Company RSA Consideration	3.8(a)
Company SEC Reports	4.8
Company Securities	4.6(c)
Company Termination Fee	9.3(b)(i)
Confidentiality Agreement	10.4
Consent	4.5
Copyrights	1.1(zz)
Cut-Off Time	6.3(b)
D&O Insurance	7.7(c)
Data Protection Laws	1.1(bb)
Depository Agent	3.9(a)
DGCL	Recitals
Discharge	7.16
Dissenting Company Shares	3.7(c)(i)
EDGAR	4.8
Effect	1.1(t)
Effective Time	3.2
Electronic Delivery	10.13
Employee Plans	4.17(a)
Enforceability Limitations	4.2
ERISA Affiliate	4.17(c)6.3(e)(i)
Event Notice Period	6.3(e)(i)
Exchange Fund	3.9(b)
Expiration Date	2.1(c)
Extension Deadline	2.1(c)
Go-Shop Period	6.3(a)
Government Closure	7.2(a)
Indemnified Persons	7.7(a)
Lease	4.13(b)
Leased Real Property	4.13(b)
Marks	1.1(zz)
Material Contract	4.12(a)
Maximum Annual Premium	7.7(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	4.17(d)
New Plan	7.8(d)
No-Shop Period Start Date	6.3(a)
Offer	Recitals
Offer Acceptance Time	2.1(h)
Offer Commencement Date	2.1(c)
Offer Conditions	2.1(b)
Offer Documents	2.1(e)
Offer Price	Recitals
Offer to Purchase	2.1(b)

Term	Section Reference
Old Plans	7.8(d)
Owned Real Property	4.13(a)
Parent	Preamble
Parent Plan	7.8(e)
Party	Preamble
Patents	1.1(zz)
Payment Agent	3.9(a)
Payment Agent Agreement	3.9(a)
Per Share Price	3.7(a)(ii)
Permits	4.18(f)
Proposal Notice Period	6.3(e)(ii)
Real Property	4.13(b)
Redemption	7.16
Required Amount	5.10
Schedule 14D-9	2.2(a)
SEC Reports	Article IV
Share	Recitals
Stockholder List Date	2.2(b)
Sublease	4.13(d)
Surviving Corporation	3.1
Tax Returns	4.16(a)
Termination Date	9.1(c)
Trade Secrets	1.1(zz)
Third-Party Consents	7.1(a)(ii)
Uncertificated Shares	3.9(c)

1.3               Certain Interpretations.

(a)                When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)                When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c)                Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)                The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e)                When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)                 The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)                When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)                Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)                 When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j)                 A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) in effect as of such date. A reference to “law” will refer to any federal, state, local or foreign legislation, statute, Law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other Order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k)                All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l)                 The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)              The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)                The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)                No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)                The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement and solely for the benefit of the Parties, and no information contained herein or therein will be deemed to be an admission by any Party to any Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q)                The contents of the Company Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(r)                 The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(s)                 Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company or filed with or furnished to the SEC and available on EDGAR, in each case, not later than the date hereof.

(t)                 References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

Article II
THE OFFER

2.1               The Offer.

(a)                Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as practicable after the date of this Agreement but in no event more than 10 Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 2.1(e) and 2.2(b)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the outstanding shares of Company Common Stock (other than Owned Company Shares), at a price per Share equal to the Offer Price, net to the holder of such Share in cash, without interest and subject to any withholding of Tax in accordance with Section 3.12, all upon the terms and subject to the conditions set forth in this Agreement.

(b)                Terms and Conditions of the Offer. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for purchase, and pay for, any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the prior satisfaction or waiver (to the extent permitted under applicable laws) of the conditions set forth in Annex 1 (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition (as defined in Annex 1), the Termination Condition (as defined in Annex 1) and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable Laws) and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price (except to the extent required by Section 3.12), (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (C) decrease the maximum number of Company Common Stock sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (f) of Annex 1, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Company Common Stock in its capacity as such, (G) withdraw or terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in Sections 2.1(c) or 2.1(d), or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c)                Expiration and Extension of the Offer. The expiration date and time of the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is herein referred to as the “Expiration Date”. The initial Expiration Date shall be one minute after 11:59 p.m. Eastern Time on the date that is 20 Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Article IX: (i) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Merger Sub or Parent and has been waived) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for additional periods of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for any period required by applicable Law, any interpretation or position of the SEC, the staff thereof or the New York Stock Exchange applicable to the Offer; and (iii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer until the later of the No-Shop Period Start Date and, should there be any Excluded Parties as of the No-Shop Period Start Date, the date on which the last of such parties ceases to be an Excluded Party (and, in any event, if any such date is not a Business Day, the first Business Day thereafter); provided, however, that in no event shall Merger Sub (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Article IX and (y) one Business Day prior to the Termination Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d)                Termination of Offer. Nothing in this Section 2.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Merger Sub to terminate this Agreement pursuant to Article IX. In the event that this Agreement is validly terminated pursuant to Article IX, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in no event more than one Business Day after such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated in accordance with the terms of this Agreement, Merger Sub shall promptly (and in no event more than one Business Day after such termination) return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered shares of Company Common Stock to the registered holders thereof.

(e)                Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, (ii) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (iii) cause the Offer to Purchase and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws. Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company, the Company’s Subsidiaries and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel. Parent and Merger Sub agree to provide the Company and its counsel with any comments (including oral comments) Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments (including oral comments).

(f)                 Funds. Parent shall provide or cause to be provided to Merger Sub, at the Offer Acceptance Time and on a timely basis at all times thereafter, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(g)                Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(g) shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.

(h)                Acceptance. Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) promptly, and in no event later than 9:00 a.m. Eastern Time one Business Day after the Expiration Date, irrevocably accept for payment all shares of Company Common Stock validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three Business Days) pay for such shares of Company Common Stock.

2.2               Company Actions.

(a)                Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, concurrently with or following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the Company Board Recommendation and include the fairness opinion of the Company’s financial advisor referenced in Section 4.3(b) and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 2.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)                Stockholder Lists. The Company shall (and shall cause its transfer agent to) promptly after the date hereof, and from time to time thereafter as reasonably requested, furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date (including lists of non-objecting beneficial owners), and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request from time to time in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than 10 Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c)                Share Registry. The Company shall register (and shall cause its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

Article III
THE MERGER

3.1               The Merger. As soon as practicable after the Offer Acceptance Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL (including Section 251(h) thereof), at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2               The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

3.3               The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

3.4               Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

3.5               Certificate of Incorporation and Bylaws.

(a)                Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.7(a), the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) will be amended and restated in its entirety to take the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and any references to the sole incorporator of Merger Sub shall be removed, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)                Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 7.7(a), the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.6               Directors and Officers.

(a)                Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal pursuant to the Charter, the bylaws and/or applicable Law.

(b)                Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal pursuant to the Charter, the bylaws and/or applicable Law.

3.7               Effect of the Merger.

(a)                Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the Company Common Stock or any shares of capital stock of Parent or Merger Sub, the following will occur:

(i)            each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)            each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than (A) Dissenting Company Shares to be treated in accordance with Section 3.7(c) and (B) Owned Company Shares to be cancelled in accordance with Section 3.7(a)(iii)) will be cancelled and extinguished and automatically converted into the right to receive the Offer Price, without interest thereon (the “Per Share Price”), subject to any withholding of Tax in accordance with Section 3.12, and in accordance with the provisions of Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 3.11); and

(iii)            each Owned Company Share (as treasury stock or otherwise) as of immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)                Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 3.7(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

(c)                Statutory Rights of Appraisal.

(i)            Subject to the last sentence of this Section 3.7(c), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws, waives or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 3.7. No holders of Dissenting Company Shares shall be entitled to receive the Per Share Price with respect to the Dissenting Company Shares owned by such holder and each holder of Dissenting Company Shares will be entitled to receive only payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time, the Dissenting Company Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8.

(ii)            The Company will give Parent (A) prompt notice and copies of any demands for appraisal received by the Company, actual, attempted or purported withdrawals of such demands and any other instruments served pursuant to (or purportedly pursuant to) the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) a reasonable opportunity to direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares, including any determination to make any payment or deposit with respect to any of the holders of Dissenting Company Shares with respect to any of their Dissenting Company Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Legal Proceedings regarding appraisal. The Company may not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment or deposit with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing.

3.8               Equity Awards.

(a)                Company RSAs.

(i)            At the Effective Time, by virtue of the Merger, each Company RSA set forth on Section 3.8(a)(i) of the Company Disclosure Letter that is outstanding as of immediately prior to the Effective Time (each, a “Single-Trigger RSA”) shall, without any required action on the part of the holder thereof, be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSA Consideration”).

(ii)            At the Effective Time, by virtue of the Merger, each Company RSA that is not a Single-Trigger RSA and that is outstanding as of immediately prior to the Effective Time shall, without any required action on the part of the holder thereof, be cancelled and be substituted with an award of restricted stock units granted under the Parent 2019 Long-Term Incentive Plan in respect of a number of shares of Parent Common Stock (each, a “Parent RSU”) equal to (rounded down to the nearest whole number) (A) the number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio. Except as specifically provided above or as set forth on Section 3.8(a)(ii) of the Company Disclosure Letter, following the Effective Time, each Parent RSU shall vest according to the same vesting schedule and shall have forfeiture conditions no less favorable to the holder of such Parent RSU than the forfeiture conditions that were applicable to the applicable Company RSA immediately prior to the Effective Time.

(b)                Company PSUs. At the Effective Time, by virtue of the Merger, each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based at the target level of performance; provided, that any performance conditions applicable to performance periods that have ended prior to the Effective Time will be deemed earned based on the actual level of performance), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company PSU Consideration”).

(c)                Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay (and Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to so pay), no later than the first payroll date following the Closing Date, the Company RSA Consideration, and the Company PSU Consideration, as applicable, payable with respect to each of the Single-Trigger RSAs and Company PSUs, respectively, through the Company Group’s payroll to the applicable holders of such Single-Trigger RSAs and Company PSUs; provided, however, that to the extent the holder of such Single-Trigger RSA or Company PSU is not and was not at any time during the applicable vesting period an employee of the Company or any of its Subsidiaries, such amounts shall not be paid through the Company Group’s payroll, but shall be paid by the Payment Agent pursuant to Section 3.9.

(d)                Further Actions. Prior to the Effective Time, the Company will pass resolutions approving and take other actions as may be reasonably necessary or required to effect the cancellation of Company PSUs and Company RSAs upon the Effective Time in exchange for the consideration set forth herein, and to give effect to this Section 3.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing.

3.9               Exchange of Certificates.

(a)                Depository Agent and Payment Agent. Prior to the Offer Acceptance Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) with a depository agent and a paying agent selected by Parent after reasonable consultation with the Company (the “Payment Agent Agreement”), to act as agent for the Company Stockholders in connection with the Offer and the Merger for the holders of Company Common Stock to receive the aggregate Offer Price to which the holders of such Company Common Stock shall become entitled to pursuant to Section 2.1(a) (the “Depository Agent”) and for the holders of Company Common Stock to receive the aggregate Per Share Price to which the holders of such Company Common Stock shall become entitled pursuant to Section 3.7 (the “Payment Agent”).

(b)                Exchange Fund. At or immediately following the Offer Acceptance Time, Parent will deposit (or cause to be deposited), with the Depository Agent, by wire transfer of immediately available funds, for payment to the Company Stockholders pursuant to Section 2.1(b), an amount of cash equal to the aggregate Offer Price to which the holders of shares of Company Common Stock shall become entitled to pursuant to Section 2.1(h). At or immediately following the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent, by wire transfer of immediately available funds, for payment to the Company Stockholders pursuant to Section 3.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 3.7 (which, for the avoidance of doubt, shall not include the Company RSA Consideration or the Company PSU Consideration). Pursuant to the Payment Agent Agreement and until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, if and as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (collectively, such deposits with the Depository Agent and with the Payment Agent, and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent or the Depository Agent to promptly pay the cash amounts contemplated by Section 2.1(h) and Section 3.7, as applicable; or (C) all or any portion of the Exchange Fund is unavailable for the prompt payment of the cash amounts contemplated by Section 2.1(h) and Section 3.7 for any reason, Parent will, or will cause the Surviving Corporation or one of its Subsidiaries to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Depository Agent and the Payment Agent to make the payments contemplated by Section 2.1(h) and Section 3.7. Any income from investment of the Exchange Fund will be payable, as directed by Parent, to Parent, the Surviving Corporation, or otherwise as Parent directs.

(c)                Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) (the “Certificates”); or (ii) uncertificated shares of Company Common Stock (other than Dissenting Company Shares) (the “Uncertificated Shares”): (A) in the case of holders of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate; by (2) the Per Share Price (subject to Section 3.12), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (y) the Per Share Price (subject to Section 3.12), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive in respect thereof.

(d)                Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Common Stock, if a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or to another Person, as directed by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or has established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e)                No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                 Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to Parent or the Surviving Corporation, as determined by Parent, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 3.8(a) will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price (subject to Section 3.12), to which such holders may be entitled pursuant to Section 3.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

3.10           No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 3.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 3.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 3.7(c). The Per Share Price paid in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 3.9(c)) be cancelled and exchanged as provided in this Article III.

3.11           Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 3.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12           Required Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Depository Agent, the Payment Agent, Parent, Merger Sub, the Company and the Surviving Corporation (and any Subsidiaries thereof) will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.13           No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

3.14           Necessary Further Actions. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article III as soon as practicable following the Offer Acceptance Time without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges and powers of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2022 and no later than one Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “SEC Reports”); or (b) subject to the terms of Section 10.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

4.1               Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”) that are in full force and effect as of the date of this Agreement. The Company is not in violation of the Charter or the Bylaws.

4.2               Corporate Power; Enforceability. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger, subject only to the satisfaction or waiver of the Offer Conditions and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the transactions contemplated hereby, including the Offer and the Merger have been duly authorized, adopted and approved, as applicable, by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations hereunder; or (c) the filing of the Certificate of Merger and the consummation of the transactions contemplated hereby, including the Offer and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Limitations”).

4.3               Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)                Company Board Approval. The Company Board, at a duly called and held meeting, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of this Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of this Agreement, which recommendation has not been subsequently withdrawn or modified as of the date of this Agreement. If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company Stockholders or any holder of Company Common Stock or any other equity interests of the Company is necessary to authorize or adopt this Agreement or to consummate the Offer or the Merger.

(b)                Fairness Opinion. The Company Board has received the oral opinion of BofA Securities, Inc. (the “Advisor”), to be subsequently confirmed by the delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the Company Stockholders (other than holders of any (i) Owned Company Shares or (ii) Dissenting Company Shares) is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letters to Parent solely for informational purposes.

(c)                Anti-Takeover Laws. No Takeover Statute is applicable to the Company. Assuming that the representations of the Buyer Parties set forth in Section 5.6 are true and correct, no restrictions on business combinations set forth in Section 203 of the DGCL, the Charter, the Bylaws or any other Takeover Statute would be applicable to the execution and delivery of and the performance under this Agreement and the Merger, the Offer or the other transactions contemplated by this Agreement.

4.4               Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 4.5, violate or conflict with any Law or Order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

4.5               Requisite Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; (c) the consummation of the Merger; or (d) continued operation in the ordinary course of business of the Company and its Subsidiaries immediately following the Effective Time, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act (including the filing of the Schedule 14D-9); (iii) such filings as may be required under the rules and regulations of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Consents the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.

4.6               Company Capitalization.

(a)                Capital Stock. The authorized capital stock of the Company consists of (i) 175,000,000 shares of Company Common Stock (not including any Company RSAs) and (ii) 25,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern Time, on January 9, 2025 (such time and date, the “Capitalization Date”), (A) 36,604,864 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 4,481,494 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.

(b)                Company Equity Awards. As of the Capitalization Date, (i) 276,320 shares of Company Common Stock were subject to Company RSAs; (ii) 220,581 and 441,162 shares of Company Common Stock were subject to issuance pursuant to Company PSUs (assuming each of target and maximum achievement of all performance goals); (iii) an aggregate amount of $0 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding Company RSAs and $606,598 and $1,213,196 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding Company PSUs (assuming each of target and maximum achievement of all performance goals); and (iv) 2,228,894 shares of Company Common Stock were reserved for future issuance under the Company Equity Plans. Section 4.6(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the name of each holder of Company Equity Awards, the number of shares of Company Common Stock subject to each outstanding Company Equity Award (assuming, if applicable, the target and maximum achievement of all performance goals) held by such holder, the vesting schedule of each such Company Equity Award and, in the case of Company RSAs, whether the vesting of such Company RSA will accelerate at the Effective Time in accordance with its terms (the “Company Equity Award Schedule”). The Company shall provide Parent with an updated Company Equity Award Schedule within three Business Days prior to the anticipated Closing to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(c)                Company Securities. Except as set forth in this Section 4.6, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, there are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect. No equity securities of the Company are held by any Subsidiary of the Company.

(d)                Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

4.7               Subsidiaries.

(a)                Subsidiaries. Section 4.7(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of charter, bylaws or other similar organizational documents for each of its Subsidiaries that are in full force and effect as of the date of this Agreement. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

(b)                Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c)                Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)                Other Investments. Other than equity securities in a publicly traded company or other entity held in the ordinary course of business for cash management purposes and consisting of less than one percent of the outstanding capital stock or other equity interest of such company or other entity, neither the Company nor any of its Subsidiaries (i) owns, directly or indirectly, or holds the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person.

4.8               Company SEC Reports. Since January 1, 2022, the Company has timely filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its date of filing or furnishing, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of its date of filing or furnished (or, if amended or superseded by a document filed or furnished prior to the date hereof, on the date of the filing or furnishing of such amended or superseded document), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

4.9               Company Financial Statements; Internal Controls; Indebtedness.

(a)                Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments that are not, individually or in the aggregate, material to the Company Group (taken as a whole)); and (iii) complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the SEC with respect thereto in effect at the time of such filing. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)                Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective. Since January 1, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)                Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

4.10           No Undisclosed Liabilities. The Company Group has no liabilities, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) for performance of obligations under Contracts binding upon an member of the Company Group (other than resulting from a breach thereof); (d) that have been incurred by the Company Group since the date of the Audited Company Balance Sheet in the ordinary course of business; (e) incurred in connection with the transactions contemplated by this Agreement and the process leading thereto or (f) that would not reasonably be expected to result in a Company Material Adverse Effect.

4.11           Absence of Certain Changes. Since January 1, 2024 through the date of this Agreement: (a) except for the execution and performance of this Agreement and the transactions related thereto, the Company Group has conducted its business, in all material respects, only in the ordinary course of business; (b) the Company Group has not taken or authorized any actions that, if taken after the date of this Agreement, would constitute a breach of, or require Parent’s consent under Section 6.2(a)-(e), (g), (k), (n)-(q), (u), (v), (x) and (z); and (c) there has not been any event, change, development, circumstance, fact or effect that has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

4.12           Material Contracts.

(a)                Except for (i) any “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) that has been filed or disclosed by the Company under the Securities Act with respect to the Company Group, taken as a whole, and (ii) any Employee Plan, set forth on Section 4.12(a) of the Company Disclosure Letter is a true, correct and complete list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or bound (each Contract required to be disclosed on Section 4.12(a) of the Company Disclosure Letter and each “material contract” described in clause (i), a “Material Contract” and collectively, the “Material Contracts”):

(i)            any Contract with a third party that is reasonably expected to require either aggregate annual payments to or from the Company and its Subsidiaries of more than $2,500,000, other than Contracts terminable by the Company or its Subsidiaries on no more than 90 days’ notice or in connection with annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(ii)            any Contract that provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding principal or notional amount (or in the case of capital or finance leases, the amount capitalized and reflected as a liability on the balance sheet) in excess of $4,500,000;

(iii)            any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(iv)            any (A) lease, rental or occupancy agreement, real property license, or other Contract for, in each case, the lease of Leased Real Property, that involves annual payments from the Company and its Subsidiaries in excess of $500,000 and (B) lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case in this clause (B), (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and (y) involves annual payments from the Company and its Subsidiaries in excess of $1,000,000;

(v)            any Contract pursuant to which the Company or any of its Subsidiaries (A) grants any license, sublicense, covenant not to sue, release, waiver, option or other right under any Company Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, or (B) receives any license, sublicense, covenant not to sue, release, waiver, option or other right under any Intellectual Property rights material to the business of the Company and its Subsidiaries, taken as a whole, other than (i) non-disclosure agreements with employees, contractors or consultants of the Company Group entered into the ordinary course of business, or (ii) non-exclusive licenses for commercially available off-the-shelf Software entered into in the ordinary course of business;

(vi)            any Contract related to any settlement of any Legal Proceeding pursuant to which the Company or any of its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $1,000,000 in the aggregate (whether or not such amounts would be covered by any insurance policy of the Company or any of its Subsidiaries);

(vii)            any partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture, except for any such agreements or arrangements solely between the Company and its wholly owned Subsidiaries or solely among the Company and its wholly owned Subsidiaries;

(viii)            any Contract relating to the direct or indirect acquisition or disposition of any capital stock or other securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) in each case with an aggregate purchase price in excess of $10,000,000 and (A) which was entered into since January 1, 2022 or (B) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any earn-out, deferred or other similar contingent payment obligations after the date hereof;

(ix)            any Contract that contains any purchase option, a non-compete, non-solicit, right of first refusal, right of first offer, first opportunity right or most favored nations obligations or restrictions binding on the Company or such Subsidiary, except for any such Contract that can be terminated without penalty by the Company or such Subsidiary upon notice of 90 days or less;

(x)            any Contract that on its face purports to restrict the ability of the Company or any of its Affiliates (including Parent at or after the Effective Time) from (i) directly or indirectly engaging in any business or competing in any business with any Person (including soliciting clients or customers), (ii) operating its business in any manner or location in a manner that would be material to the Company Group (taken as a whole), or (iii) enforcing any of its rights with respect to any of its material assets;

(xi)            any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness for borrowed money by the Company or any of its Subsidiaries;

(xii)            any Contract that requires any future capital commitment or capital expenditure (or series of expenditures) by the Company or any of its Subsidiaries in an amount that, individually or (solely together with Contracts related to the same project) in the aggregate, is greater than $1,500,000; and

(xiii)            any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company (other than in his or her capacity as a director or officer of the Company) or any Person beneficially owning five percent or more of the outstanding Company Common Stock or shares of common stock of any of their respective Affiliates, on the other hand.

(b)                A true, correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.

(c)                Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach or violation of or default pursuant to any such Material Contract, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred that, with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

4.13           Real Property.

(a)                Owned Real Property. Section 4.13(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group (taken as a whole), with respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to all of its Owned Real Property and tangible assets, free and clear of all Liens, except for Permitted Liens; (ii) there is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property; (iii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iv) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein. For purposes hereof, “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

(b)                Leased Real Property. Section 4.13(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease,” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not be material to the business of the Company Group, taken as a whole, (i) there are no disputes with respect to such Lease on the part of the Company Group or, to the Knowledge of the Company, the counterparty thereto; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in breach or violation of or default pursuant to any Lease or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, except for such breaches as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole. The Real Property constitutes all of the material real property used in connection with the business of the Company.

(c)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, the Real Property: (i) has been maintained in accordance with normal industry practice; (ii) is in good operating condition and repair, except for ordinary wear and tear, in all material respects; and (iii) is reasonably suitable in all material respects for the purposes for which it is currently used by the Company Group.

(d)                Subleases. Section 4.13(d) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; and (ii) the other party to such Sublease is not an Affiliate of the Company Group.

4.14           Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group: (a) has complied at all times with all applicable Environmental Laws; (b) is not subject to liability for contamination by any Hazardous Substance on any current or formerly owned, operated or third party property and (c) is not subject to any Order or agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law. The Company has made available to Parent copies of all material environmental reports, studies and assessments regarding the Real Property in its possession. Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the members of the Company Group: (i) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (ii) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner that could give rise to liability under any applicable Environmental Law; (iii) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner that could give rise to liability under any applicable Environmental Law; (iv) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (A) alleging the noncompliance by the Company Group with any Environmental Law; or (B) seeking to impose any responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (v) has failed or is failing to comply with any Environmental Law, which compliance includes possession and maintenance of all Permits required under applicable Environmental Laws; or (vi) owns or operates, or has owned or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.

4.15           Intellectual Property.

(a)                Company Registered IP. Section 4.15(a) of the Company Disclosure Letter sets forth all material (i) issued Patents and pending applications for Patents, (ii) registered Marks and applications to register Marks, (iii) registered Copyrights and applications to register Copyrights, and (iv) any domain names, in each case, included in the Company Intellectual Property (collectively, the “Company Registered IP”), indicating for each item of Company Registered IP, as applicable, the record owner(s), the registration or application number, the registration or application date, and the applicable filing jurisdiction. All Company Registered IP (A) is subsisting, and, to the Knowledge of the Company, the issued, registered or granted items therein are valid and enforceable, and (B) is not subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company Group’s ownership or use of, or rights in or to, such Company Registered IP.

(b)                Sufficiency of Intellectual Property; Ownership. The Company Group owns or has a valid and enforceable license to use all Intellectual Property that is used in the operation of the business of the Company Group as currently conducted, and following the Closing, the Company Group shall own, as applicable, and be permitted to exercise such rights to the same extent that it would have been able to had the consummation of the transactions contemplated by this Agreement not occurred, in each case, except as would not be material to the business of the Company Group, taken as a whole. Nothing in the preceding sentence shall be interpreted or construed as a representation or warranty with respect to whether there is infringement, misappropriation, or other violation of any Intellectual Property of any other Person. Except as would not be material to the business of the Company Group, taken as a whole, the Company Group exclusively owns all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)                No Infringement by Company Group. Except as would not, individually or in the aggregate, reasonably be expected to be material to business of the Company Group, taken as a whole, (i) the conduct of the business of the Company Group does not infringe, misappropriate or otherwise violate, and since January 1, 2022, has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, and (ii) since January 1, 2022, the Company Group has not received written notice from any Person, or been involved in or received any notice of any pending or threatened Legal Proceeding, alleging that the operation of the business of the Company Group or the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or constitutes unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction.

(d)                No Infringement of Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole, (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022, has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and (ii) since January 1, 2022, the Company Group has not asserted or threatened any Legal Proceeding, or sent any written notice, against any Person regarding infringement, misappropriation or other violation of any Company Intellectual Property.

(e)                Confidentiality of Trade Secrets. The Company Group has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets the value of which is contingent upon maintaining the confidentiality thereof included in the Company Intellectual Property and material to the conduct of the business of the Company Group, and to the Knowledge of the Company, no such Trade Secrets have been used by, disclosed to or discovered by any Person, except pursuant to written non-disclosure agreements restricting the disclosure and use of such Trade Secrets that have not been breached by such Person.

(f)                 Invention Assignments. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole, each employee, consultant or independent contractor of the Company Group involved in the development or creation of any Intellectual Property for or on behalf of the Company Group has executed a written agreement containing a present assignment to the Company Group of all such Intellectual Property or such Intellectual Property is owned by the Company Group by operation of Law.

(g)                Business Systems. (i) The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and (ii) the Business Systems are reasonably sufficient for the needs of the Company Group’s business as it is currently conducted, in each case of clauses (i) and (ii), except as would not be material to the business of the Company Group, taken as a whole. The Company Group has implemented and maintains commercially reasonable security, disaster recovery, and business continuity plans, procedures and facilities designed to protect the operation and security of the Business Systems and to prevent the introduction of Malicious Code or any other bug or defect that would otherwise adversely affect the functionality of such Business Systems, except where the failure to implement and maintain such plans, procedures or facilities would not be material to the business of the Company Group, taken as a whole. To the Knowledge of the Company, and except as would not be material to the business of the Company Group, taken as a whole, (A) since January 1, 2022, there has not, been any unauthorized access or use or any failure or malfunction of any Business System, and (B) the Business Systems are free from any Malicious Code.

(h)                Open Source Software. None of the Software included in the Company Intellectual Property (“Company Owned Software”) and material to the conduct of the business of the Company Group, taken as a whole, contains, is derived from, or combined or distributed with any shareware, open source code, or other Software whose use, modification, distribution or other exploitation requires (i) disclosure or distribution of any proprietary source code included in the Company Owned Software, (ii) the licensing or grant of any other right to make Company Owned Software available on a royalty-free basis, or (iii) the grant of any other rights to use or make derivative works of any proprietary source code included in the Company Owned Software.

(i)                 Data Security and Privacy. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries (i) is in compliance with all Data Security Requirements and (ii) has taken commercially reasonable steps consistent with standard industry practice by companies of similar size and maturity, and in compliance in all material respects with all Data Security Requirements to protect (A) the confidentiality, integrity, availability and security of its Business Systems that are involved in the Processing of Personally Identifiable Information, in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information Processed by or on behalf of the Company or such Subsidiary or on their behalf from unauthorized use, access, disclosure, theft and modification. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole, (i) there are, and since January 1, 2022, have been, no pending complaints, investigations, inquiries, notices, enforcement proceedings, or Actions by or before any Governmental Authority and (ii) since January 1, 2022, no fines or other penalties have been imposed on or written claims, notice, complaints or other communications have been received by the Company or any Subsidiary, relating to any Specified Data Breach or alleging non-compliance with any Data Security Requirement. The Company and each of its Subsidiaries have not, since January 1, 2022, (1) experienced any Specified Data Breaches, or (2) been involved in any Legal Proceedings related to or alleging any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, each except as would not be material to the business of the Company Group, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the Company Group to breach any Data Security Requirement, except as would not reasonably be expected to be material to the business of the Company Group, taken as a whole.

4.16           Tax Matters.

(a)                Tax Returns. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereof and attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them with the appropriate Governmental Authority and all such Tax Returns are true, complete and correct; (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable, whether or not shown on Tax Returns; and (iii) complied with all applicable Tax-related information reporting and record retention requirements;;

(b)                No Waivers. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the members of the Company Group has executed any extension or waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax or Tax Return, in each case that has not since expired;

(c)                Taxes Withheld. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has timely paid or withheld with respect to their employees and all other Persons (and timely paid over any amounts withheld to the appropriate Governmental Authority) all Taxes required to be paid or withheld (including Taxes relating to the Federal Insurance Contributions Act or the Federal Unemployment Tax Act);

(d)                No Audits. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no audits or examinations with respect to Taxes of any member of the Company Group are presently in progress or have been asserted or proposed in writing; (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to tax in that jurisdiction; and (iii) none of the members of the Company Group has otherwise received written notification or actual notice of any potential audits or examinations with respect to Taxes of the Company Group;

(e)                No Legal Proceedings. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding involving any Governmental Authority is pending or has been threatened in writing against or with respect to any member of the Company Group in respect of any Tax, and no deficiency of Taxes has been asserted in writing against or with respect to any member of the Company Group as a result of any audit, examination, or Legal Proceeding that has not been paid, accrued for or contested in good faith and in accordance with applicable Laws;

(f)                 No Material Liens. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pledges, Liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever for Taxes on the property or assets of any member of the Company Group, except for Permitted Liens;

(g)                Spin-offs. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the date that precedes the date of this Agreement by three years (or otherwise as part of a plan that includes the transactions contemplated by this Agreement), none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code (or any similar provision of state, local or non-United States Law);

(h)                No Reportable Transactions. None of the members of the Company Group has engaged in a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b), or in any other transaction requiring disclosure under analogous provisions of Tax Law;

(i)                 No Affiliated Group Membership. None of the members of the Company Group has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company);

(j)                 FIRPTA. At no time during the past five years has the Company been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(k)                Tax Agreements. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between or among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than members of the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise;

(l)                 Transfer Pricing. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each member of the Company Group. The prices for any property or services (or for the use of any property) provided by or to members of the Company Group are arm’s-length prices for purposes of the relevant applicable transfer pricing Laws, including but not limited to Treasury Regulations promulgated under Section 482 of the Code;

(m)              No Rulings or Agreements. No private letter rulings, technical advance memoranda, closing agreements or similar agreements, determinations or rulings have been entered into or issued by any Governmental Authority, or have been applied for, with respect to any Taxes of any member of the Company Group that are binding on any such member;

(n)                Foreign Taxation. Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group has engaged in a trade or business, had employees, had a permanent establishment (or any other place of business), or otherwise been subject to material taxation in any country other than the country of its formation; and

(o)                Entity Classification. Section 4.16(o) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the current and former entity classifications of each Subsidiary of the Company for U.S. federal income Tax purposes.

4.17           Employee Plans.

(a)                Employee Plans. Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Employee Plans. For purposes of this Agreement, “Employee Plans” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies, practices or binding arrangements (whether or not in writing and whether or not funded), in each case which are (x) sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise with respect to which any member of the Company Group has any potential liability, contingent or otherwise, excluding, in each case any plan, program or arrangement sponsored by a Governmental Authority to which the Company is required to contribute for the benefit of employees or other service providers located outside of the U.S.

(b)                Employee Plan Documentation. With respect to each material Employee Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Employee Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Employee Plan if such plan is not set forth in a written document, (iii) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Employee Plan, (iv) the most recent summary plan description, together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter and (vi) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(c)                Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (each, an “ERISA Affiliate”) has, in the last six years, maintained, sponsored or contributed to (or been required to maintain, sponsor or contribute to) or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code).

(d)                Multiemployer Plans. With respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”) contributed to by the Company or any ERISA Affiliate, (i) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company Group, taken as a whole.

(e)                Compliance. (i) Each Employee Plan, other than any Multiemployer Plan, has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued; (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status; (iv) no member of the Company Group is subject to any material liability or has incurred, whether or not assessed, any material Tax or penalty under Sections 4976 through 4980 (including 4980B, 4980D, 4980H), 6721 or 6722 of the Code or Title I of ERISA with respect to any Employee Plan, whether through an ERISA Affiliate or otherwise.

(f)                 Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g)                No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of any penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a Tax imposed by Sections 4975 or 4976 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(h)                No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health, disability or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full cost of coverage.

(i)                 No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Merger could, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due to any current or former employee, officer, director or independent contractor of any member of the Company Group under any Employee Plan or otherwise; (ii) materially increase any compensation or benefits otherwise payable to any such Person under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any such Person under any Employee Plan or otherwise; (iv) limit or restrict the right to merge, amend or terminate any Employee Plan on or after the Effective Time; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)                 Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and the guidance issued by the IRS provided thereunder. The Company Group has no obligation to provide any individual with the right to, and no Employee Plan or other agreement provides, a gross-up, reimbursement or indemnification with respect to any Tax, interest or other penalty incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)                Non-U.S. Plans. No Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company Group who reside or work outside of the United States.

4.18           Labor Matters.

(a)                Union Activities. Section 4.18(a) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council or other labor organization covering any employees of the Company Group or by which any member of the Company Group is a party to or otherwise bound (each, a “Collective Bargaining Agreement”). There are no pending or, to the Knowledge of the Company, threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. The Company Group is in compliance in all material respect with their obligations pursuant to all notification and bargaining obligations arising under any Collective Bargaining Agreements.

(b)                (i) There is no material strike, lockout, organized slowdown, organized work stoppage, job action, picketing, unfair labor practice or other labor dispute pending with respect to the Company Group, or to the Knowledge of the Company, threatened against the Company Group, and no such material strike, lockout, organized slowdown, organized work stoppage, job action, picketing, unfair labor practice or other labor dispute has occurred within the last three years; (ii) there is no material unfair labor practice charge against the Company Group pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or, to the Company’s Knowledge, threatened material arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company Group.

(c)                Wage and Hour and Legal Compliance. The Company Group is in compliance, and has complied, (i) in all material respects with the Collective Bargaining Agreements and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, with applicable Laws and orders with respect to labor and employment (including, but not limited to, applicable Laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, worker classification, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, terms and conditions of employment, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, discrimination or retaliation in employment, employee health and safety, employee privacy and collective bargaining).

(d)                Employee Census. Section 4.18(d) of the Company Disclosure Letter sets forth, with respect to each employee of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, to the extent permitted by applicable Law: (i) the name or employee identification number of such employee; (ii) the date as of which such employee was originally hired by the Company Group; (iii) whether the employee is on an active status or on leave; (iv) such employee’s title; (v) such employee’s annual base salary or wage rate; (vi) such employee’s target annual cash bonus opportunity (on a plan-by-plan basis); (vii) such employee’s work location and (viii) whether such employee is covered by a Collective Bargaining Agreement.

(e)                No Legal Proceedings. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company Group in any forum by or on behalf of any present or former employee of the Company Group, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company Group in connection with the employment relationship, in each case, that are material to the business of the Company Group, taken as a whole.

(f)                 Sexual Harassment. Since January 1, 2022, (i) to the Knowledge of the Company, no allegations of sexual harassment have been made against any employee of the Company Group at the level or branch manager or above or current or former member of the Company Board, and (ii) the Company Group has not been involved in any Legal Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any current or former employee of the Company Group at the level of branch manager or above or current or former member of the Company Board.

(g)                WARN Act. The Company Group has not implemented any plant closing or layoff of employees that implicated the WARN Act or any similar Law for which any liability or obligation remains unsatisfied.

(h)                Restrictive Covenant Agreements. All employees at the sales, management and executive levels of the Company Group are party to agreements with the Company or its Subsidiaries, as applicable, containing restrictive covenants, including non-competition and non-solicitation provisions, in each case, that are enforceable pursuant to their terms but subject in all respects to applicable Law. The Company has made available to Parent accurate and complete copies of any such restrictive covenant agreements.

4.19           Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Group holds all permits, licenses, variances, clearances, consents, commissions, exemptions, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all requirements to maintain the Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expected to have a Company Material Adverse Effect.

4.20           Compliance with Laws.

(a)                Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from a Governmental Authority asserting any noncompliance with any applicable Law by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)                FCPA and Other Anti-Bribery Laws.

(i)                              Each of the Company and its Subsidiaries is in compliance with, and has during the past five years complied with, the FCPA and the Other Anti-Bribery Laws in all material respects.

(ii)                              None of the Company, any of its Subsidiaries or to the Knowledge of the Company any of their respective directors, employees (including officers), agents, distributors, consultants or other intermediaries (in each case acting in their capacity as such) has during the past five years, in violation of the FCPA or the Other Anti-Bribery Laws in any material respect, (A) established or maintained any unlawful fund of corporate monies or other properties, or (B) paid, offered or promised to pay, or authorized or ratified the payment of, or solicited or received, directly or indirectly, any monies or anything else of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority), any royal or ruling family member or any political party, political party official or candidate for public or political office, or any officer, director, employee or Representative of any other company or organization without that company’s or organization’s knowledge and consent, in each case, for the purpose of (x) improperly influencing any act or decision of any such Governmental Authority or Person to obtain or retain business, (y) inducing the recipient to violate a lawful duty or duty of loyalty to the recipient’s employer, or (z) securing any other improper benefit or advantage, in the case of each of foregoing clauses (x), (y) and (z), in connection with the business of the Company Group.

(iii)                              The Company and its Subsidiaries have instituted and maintain, or are subject to, policies and procedures designed to promote and achieve compliance with the FCPA and the Other Anti-Bribery Laws.

(iv)                              During the past five years, there have been no Legal Proceedings brought or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Authority respect a material violation by the Company or any of its Subsidiaries of the FCPA or the Other Anti-Bribery Laws. During the past five years, neither the Company nor any of its Subsidiaries has made a voluntary disclosure to a Governmental Authority related to material violation by the Company or any of its subsidiaries of the FCPA or any of the Other Anti-Bribery Laws.

(c)                Trade Control and Sanctions Regulations.

(i)                        Each of the Company and its Subsidiaries are in compliance and have, during the past five years, been in compliance, with the Trade Control and Sanctions Regulations except for any noncompliance that would not reasonably be expected to be material to the business of the Company Group, taken as a whole.

(ii)                     Section 4.20(ii) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of active licenses held or relied upon by the Company or any of its Subsidiaries under the Trade Control and Sanctions Regulations.

(iii)                     The Company and its Subsidiaries have instituted and maintained, or are subject to, policies and procedures designed to promote and achieve compliance with the Trade Control and Sanctions Regulations.

(iv)                     During the past five years, there have not been any Legal Proceedings brought or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any Governmental Authority with respect to any violations or alleged violations by the Company or any of its Subsidiaries of the Trade Control and Sanctions Regulations.

(v)                     Neither the Company nor any of its Subsidiaries has within the past five years engaged in, nor is now engaging in, any dealings or transactions (A) with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by U.S. Department of the Treasury’s Office of Foreign Assets Control, or (B) in or with Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine, the government of any of these jurisdictions or the Government of Venezuela, or any Person who is resident in or a blocked national of any of these jurisdictions.

(vi)                     During the past five years, neither the Company nor any of its Subsidiaries has made a disclosure to a Governmental Authority related to actual or potential non-compliance of the Company or any of its Subsidiaries with the Trade Control and Sanctions Regulations.

4.21           Legal Proceedings; Orders.

(a)                No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such, in each case, that are material to the business of the Company Group, taken as a whole.

(b)                No Orders. None of the Company Group is subject to any material Order of any kind or nature that (i) would prevent or materially delay the consummation of the Offer or the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement or (ii) restricts the manner in which the Company Group conducts its businesses in any material respect.

4.22           Insurance. The Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute or result in a default by any insured thereunder, or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the material insurance policies (or where no such copies are available, a reasonably detailed written description thereof).

4.23           Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.24           Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group, the Company Board or any committee thereof, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other non-hours based fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

4.25           Personal Property. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company owns and has good and marketable title to, or in the case of leased assets, valid and subsisting leasehold interests in, all of the tangible personal property used to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), and (ii) there are no outstanding options or rights of first refusal to which the Company or any Subsidiary is party to purchase such property, or any portion thereof or interest therein. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all tangible personal property of the Company and its Subsidiaries has been maintained in accordance with normal industry practice, is in good operating condition and repair and is suitable for the purposes for which it is currently used, except for ordinary wear and tear and rental fleet under repair or out of service in the ordinary course of business.

4.26           Exclusivity of Representations and Warranties.

(a)                No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V:

(i)            neither the Parent, the Merger Sub, nor any other Person makes, or has made, any representation or warranty relating to the Parent, the Merger Sub or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)            no Person has been authorized by the Buyer Parties or any of its Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company Group or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of their Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby express disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of their respective Affiliates or Representatives of any documentation or other information.

(b)                No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on any representation or warranty, express or implied.

(c)                Notwithstanding the foregoing provisions of this Section 4.26, nothing in this Section 4.26 shall limit the Company’s remedies with respect to claims of Fraud or Willful and Material Breach in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, or any instrument or other document delivered pursuant to this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties hereby, jointly and severally, represent and warrant to the Company as follows:

5.1               Organization; Good Standing.

(a)                Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)                Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)                Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Merger Sub, as amended to date. Merger Sub is not in violation of its certificate of incorporation, bylaws or other similar organizational document.

5.2               Power; Enforceability. Each Buyer Party has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder, and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized, adopted and approved by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (a) the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (c) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

5.3               Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not (a) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 5.4 have been obtained and, in the case of the consummation of the Merger, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any Law or Order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger.

5.4               Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; including the filing with the SEC of the Offer Documents, (iii) such filings as may be required under the rules and regulations of NYSE; (iv) under the Takeover Statutes and state securities and “blue sky” Laws, (v) compliance with any applicable requirements of the HSR Act; and (vi) such other Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger.

5.5               Legal Proceedings; Orders.

(a)                No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger.

(b)                No Orders. No Buyer Party is subject to any Order of any kind or nature that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger.

5.6               Ownership of Company Common Stock. None of the Buyer Parties or any of their controlled Affiliates owns any shares of Company Common Stock (or any rights to acquire, directly or indirectly, such shares).

5.7               Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

5.8               Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

5.9               No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

5.10           Financing. As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and the Debt Fee Letters, which Debt Fee Letters have been redacted for fees, pricing terms, “market flex” provisions (if any) and other terms that are customarily redacted (including any dates related thereto), none of which would reasonably be expected to reduce the aggregate principal amount of the Debt Financing to be funded on the Closing Date or impose additional conditions precedent to the funding of the Debt Financing on the Closing Date. The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the transactions contemplated by this Agreement, including the Offer and the Merger, that imposes conditions precedent to the funding of the Debt Financing on the Closing Date or would otherwise affect the availability of the Debt Financing on the Closing Date, in each case, other than the Debt Commitment Letter and the Debt Fee Letters or any customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing and that, in the case of such customary engagement letters, copies of which (that may include customary redactions) have been delivered to the Parent as of the date hereof. Assuming satisfaction of the Offer Conditions and that the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter, as of the date of this Agreement, the aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions (if any) related thereto), together with any cash on hand, available lines of credit (including under Borrower’s existing revolving credit and securitization facilities) and other sources of immediately available funds of Parent, will be sufficient to finance (i) the payment of the aggregate Per Share Price, the Company PSU Consideration and Company RSA Consideration to which holders of Company Common Stock, Company PSUs and Single-Trigger RSAs will be entitled at the Effective Time pursuant to this Agreement and (ii) the payment of all fees and expenses, in the case of each of clauses (i) and (ii), to the extent required to be paid by Parent or Merger Sub on the Closing Date in connection with consummation of the transactions contemplated by this Agreement, including the Offer, the Merger, repaying all principal, interest and fees outstanding under the Company Credit Agreement and the Redemption and/or Discharge (the minimum amount sufficient to finance such payments, the “Required Amount”). As of the date of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represent valid, binding and enforceable obligations (subject to the Enforceability Limitations) of Parent and, to the Knowledge of Parent, each other party thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Parent has fully paid (or caused to be paid) any and all fees that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. Assuming performance by the Company and its Affiliates of their respective obligations under this Agreement, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any term of the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. Assuming satisfaction of the Offer Conditions, as of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing will not be made available to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger.

5.11           Management Arrangements. As of the date hereof, none of Parent or any of its Affiliates has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

5.12           Exclusivity of Representations and Warranties.

(a)                No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)            neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)            no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)                No Reliance. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)            any representation or warranty, express or implied;

(ii)            any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)            the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c)                Notwithstanding the foregoing provisions of this Section 5.12, nothing in this Section 5.12 shall limit Parent’s remedies with respect to claims of Fraud or Willful and Material Breach in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, or any instrument or other document delivered pursuant to this Agreement.

5.13           Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. Each of Parent and Merger Sub acknowledges and agrees that, there are uncertainties in connection with the projections, estimates or other forward-looking information provided or made available to the Buyer Parties and their respective Representatives and the Buyer Parties have not relied upon such projections, estimates or other forward-looking information furnished to it.

Article VI
INTERIM OPERATIONS OF THE COMPANY

6.1               Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable Law; (b) as set forth in Section 6.2 of the Company Disclosure Letter; or (c) as requested or approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to: (i) conduct its business and operations in the ordinary course of business in all material respects, (ii) maintain the Company’s existence in good standing (to the extent applicable) pursuant to applicable Law, (iii) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations and (iv) preserve the current material relationships with customers vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.

6.2               Forbearance Covenants. Except (i) as set forth in Section 6.2 of the Company Disclosure Letter; (ii) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable Law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)                amend the Charter, the Bylaws, or any other similar organizational document;

(b)                propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)                issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, dispose of, transfer, lease, license, guarantee, encumber or otherwise enter into any Contract or other agreement, understanding or arrangement with respect to the voting of, any share of Company Securities, except (A) for the issuance or sale of shares of Company Common Stock in connection with the settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms and the applicable Company Equity Plans in effect on the Capitalization Date; or (B) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(d)                directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities in connection with the exercise or settlement or other disposition or issuance of Company equity-based awards issued under the Company Equity Plans; or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e)                (A) adjust, split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company, or one of the Company’s other wholly owned Subsidiaries or (ii) cash dividends that are consistent with past practice, in an amount not to exceed the amount set forth in Section 6.2(e)(B)(ii) of the Company Disclosure Letter, and with record and payment dates consistent with past practice of the Company during the prior 12 months without acceleration; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f)                 (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, warrants or other rights to acquire any debt security, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) intercompany loans or advances between or among the Company and its direct or indirect wholly owned Subsidiaries; (4) borrowings under the Company Credit Agreement in the ordinary course of business not to exceed $50,000,000 per calendar month, net of any repayments during such one-calendar month period; (5) accrued and unpaid interest under the Notes in accordance with the terms set forth therein; (6) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise) incurred in the ordinary course of business; and (7) liabilities pursuant to capital or finance leases (as determined in accordance with GAAP) incurred in the ordinary course of business; provided that in the case of clause (7), such liabilities may not exceed $5,000,000 in the aggregate or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly owned Subsidiaries of the Company otherwise incurred in compliance with this Section 6.2;

(g)                mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any Lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 6.2(f) or consented to by Parent;

(h)                make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees of the Company or any of its Subsidiaries for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or capital contributions to, or other extensions of credit or investments in, the Company or any direct or indirect wholly owned Subsidiaries of the Company;

(i)                 acquire any properties or assets of any Person in excess of $5,000,000 in the aggregate per quarter, other than the acquisition of inventory (including rental equipment not to exceed $330,000,000 in the aggregate) or services by the Company Group in the ordinary course of business;

(j)                 lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee, divest, cancel, abandon, allow to lapse or expire, exchange, or otherwise dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than any Permitted Liens) upon, any properties or assets, tangible or intangible (including Intellectual Property), product lines or businesses of the Company or any of its Subsidiaries, including capital stock or other equity interests of any of its Subsidiaries in excess of $5,000,000 in the aggregate per quarter, other than (1) the sale, lease or license of products or services of the Company Group (not including Intellectual Property rights) in the ordinary course of business; (2) sale of obsolete assets (not including Intellectual Property rights); (3) non-exclusive licenses of Intellectual Property rights entered into in the ordinary course of business; and (4) the sale of rental equipment in the ordinary course of business, not to exceed $71,500,000 in the aggregate;

(k)                encumber or dispose of any Owned Real Property or acquire a fee interest in any real property;

(l)                 (A) increase or decrease in any manner the compensation or benefits of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group; (B) become a party to, establish, adopt, amend, commence participation in, enter into or terminate any Employee Plan or any arrangement that would have been an Employee Plan had it been entered into prior to the date hereof; (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Plan; (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee of the Company Group; or (F) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group with an annual base salary or wage rate (or, in the case of non-employee service providers, equivalent compensation) of $150,000 or more;

(m)              become a party to, establish, adopt, amend, commence participation in or terminate any Collective Bargaining Agreement or any arrangement that would have been a Collective Bargaining Agreement had it been entered into prior to the date hereof, other than in connection with negotiations pursuant to any Collective Bargaining Agreement;

(n)                cancel, modify or waive any debts or similar claims held by the Company or any of its Subsidiaries having in each case a value in excess of $200,000;

(o)                amend any Permit in any material respect, or allow any such Permit to lapse, expire or terminate (except where the lapse, expiration or termination of any such Permit is with respect to a Permit that has become obsolete, redundant or no longer required by applicable Law);

(p)                settle, release, waive or compromise any pending or threatened Legal Proceeding or other claim, except for the settlement of any Legal Proceeding or other claim that is (A)  for solely monetary payments of, net of insurance recovery, no more than $250,000 individually or $500,000 in the aggregate; or (B) settled in compliance with Section 7.12; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(q)                except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices, including with respect to any accounting method or accounting period used for Tax purposes;

(r)                 (A) make (other than in the ordinary course of business), rescind or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax, material Tax Return, Tax claim or Tax assessment (other than pursuant to extensions of time to file any Tax Return obtained in the ordinary course of business); (D) file an amended Tax Return that could materially increase the Taxes payable by any member of the Company Group; or (E) request any rulings, determinations, or similar statements from, or enter into a closing agreement with, any Governmental Authority regarding any Tax;

(s)                 incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 6.2(s) of the Company Disclosure Letter;

(t)                 (A) modify or amend (other than (i) de minimis or ministerial amendments or (ii) amendments relating to ordinary course extensions or renewals with a term of 12 months or less), or voluntarily terminate or consent to the termination of, or waive, assign, encumber or release any material rights under, any Material Contract or (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof;

(u)                maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(v)                engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(w)              effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(x)                acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any joint venture, limited liability company, legal partnership, strategic alliance or similar arrangement (excluding, for avoidance of doubt, any commercial agreements that do not involve the formation of an entity with any Person);

(y)                waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(z)                adopt or implement any stockholder rights plan or similar arrangement; or

(aa)             enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 6.2.

6.3               Go-Shop; No Solicitation.

(a)                Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., Eastern Time, on February 17, 2025 (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, would constitute or would reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Company Group or afford to any such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that would constitute or would reasonably be expected to lead to an Acquisition Proposal); provided, however, that (A) the Company will substantially concurrently provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Person who is or whose Affiliates are a competitor of the Company Group in connection with the actions permitted by this Section 6.3(a), except in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that would constitute or would reasonably be expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a waiver under any “standstill provision” or similar obligation of any Person with respect to the Company Group solely to the extent necessary to allow such Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).

(b)                No Solicitation or Negotiation. Immediately upon the No-Shop Period Start Date, the Company will, and will cause its Subsidiaries and its and their respective Representatives to (for the avoidance of doubt, except with respect to an Excluded Party, but only for so long as such Person is and remains an Excluded Party), (i) cease and terminate and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Person and its Representatives with respect to an Acquisition Proposal or a potential Acquisition Proposal (including any of the activities permitted by Section 6.3(a)), (ii) request the prompt return or destruction of all non-public information concerning the Company Group previously furnished to any such Person and destruction of all analyses and other materials prepared by or on behalf of such Person to the extent containing, reflecting or analyzing such information, in each case, in accordance with an Acceptable Confidentiality Agreement between the Company or any of its Affiliates, on one hand, and such Person, on the other hand, (iii) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, and (iv) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 6.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Offer Acceptance Time, neither the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall, and the Company shall cause its Subsidiaries and their respective officers, directors and employees not to, and shall direct any other external Representatives acting on its or their behalf not to and shall not authorize any such Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in connection with any Acquisition Proposal or any action that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to facilitate, assist or knowingly encourage, an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Person with respect to an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 6.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”); or (vi) take any action to exempt any third party from the restrictions on “business combinations” set forth in Section 203 of the DGCL (as such term is defined in Section 203 of the DGCL) or any other applicable “anti-takeover” statutes or otherwise cause such restrictions not to apply. Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party prior to 11:59 p.m., Eastern Time, on February 24, 2025 (the “Cut-Off Time”), and the restrictions in this Section 6.3(b) shall not apply with respect thereto. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Offer Acceptance Time, the Company will not be required to enforce, and will be permitted to grant a waiver, amendment or release under, any provision of any standstill or confidentiality agreement solely to the extent that (x) such waiver, amendment or release would allow an unsolicited Acquisition Proposal (or amendment to an unsolicited Acquisition Proposal) to be made to the Company or the Company Board (or any committee thereof) in compliance with this Section 6.3 and (y) the Company Board has determined that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c)                Superior Proposals. Notwithstanding anything to the contrary set forth in Section 6.3(b), from the No-Shop Period Start Date until the Offer Acceptance Time, in response to a bona fide written Acquisition Proposal that did not result from a breach of the obligations set forth in Section 6.3(b), (i) the Company may, directly or indirectly, through one or more of their Representatives (including the Advisor), contact the Person or group of Persons making such Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to constitute, a Superior Proposal, and (ii) the Company may, upon a good faith determination by the Company Board (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company such Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person); provided, that, prior to taking any action described in this Section 6.3(c)(ii), the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; provided, however, that (x) the Company will substantially concurrently provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access in connection with the actions permitted by this Section 6.3(c)(ii) that was not previously made available to Parent and (y) the Company Group shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Person who is or whose Affiliates are a competitor of the Company Group in connection with the actions permitted by this Section 6.3(c)(ii), except in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information.

(d)                No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.3(e), at no time after the date hereof may the Company Board (or a committee thereof):

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve, recommend or otherwise declare advisable an Acquisition Proposal or approve, recommend, declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Acquisition Proposal (other than an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2) has been made public, fail to reaffirm the Company Board Recommendation upon written request of Parent within the earlier of three Business Days prior to the then scheduled Expiration Date or five Business Days after Parent requests in writing such reaffirmation with respect to such Acquisition Proposal (provided, that any action permitted by Section 6.3(g) shall be deemed to not be a failure to reaffirm the Company Board Recommendation; and provided further, however that Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently modified in which case Parent may make such request once each time such a modification is made); (D) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend unequivocally against acceptance of such offer within 10 Business Days of commencement of such offer (or within ten Business Days of a material modification of such offer); or (E) agree, authorize or commit to do any of the foregoing (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, without limiting the foregoing clause (A) through (E), none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination or (3) the delivery by the Company to Parent of any notice contemplated by Section 6.3(e) (including resolving to effect a Company Board Recommendation Change or terminate the Agreement pursuant to Section 6.3(e)(i)(2) or Section 6.3(e)(ii)(2)(i)(B), respectively) will, in and of themselves, constitute a Company Board Recommendation Change; or

(ii)            cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(e)                Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time:

(i)            the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any Intervening Event if and only if:

(1)                the Company Board determines in good faith, after consultation with outside legal counsel, that an Intervening Event has occurred and that a failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law;

(2)                the Company has provided prior written notice to Parent at least four Business Days in advance of effecting a Company Board Recommendation Change pursuant to this Section 6.3(e)(i) (the “Event Notice Period”) to the effect that the Company Board (or a committee thereof) has resolved to effect a Company Board Recommendation Change pursuant to this Section 6.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(3)                prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event; (B) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and other information provided by Parent in response to the notice described in clause (2) of this Section 6.3(e)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m., Eastern Time, on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and (C) thereafter determined in good faith, after consultation with outside legal counsel, that a failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that in the event of any modifications to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(i) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be two Business Days).

(ii)            if the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of the obligations set forth in this Section 6.3 that has not been withdrawn, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 9.1(f)(ii) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1)                the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law;

(2)                (i) the Company has delivered a written notice to Parent at least four Business Days in advance of effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 6.3(e)(ii) (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) determined that the Acquisition Proposal that is the basis of the proposed action of the Company Board constitutes a Superior Proposal and (B) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 6.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will include a copy of the proposed agreement in respect of the Acquisition Proposal and specify the identity of the Person or “group” of Persons making such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer (in a manner that would constitute a binding agreement between the parties if accepted by the Company) such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any modifications to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(ii)(2) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be two Business Days); and

(3)                in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 9.1(f)(ii), including paying the Company Termination Fee in accordance with Section 9.3(b)(iii).

(f)                 Notice.

(i)            On the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) a copy of the proposed agreement in respect of the Acquisition Proposal made by such Excluded Party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 6.3(f).

(ii)            Any time prior to the Offer Acceptance Time, the Company will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, offers or proposals or requests for non-public information or discussions that constitute or could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (A) the identity of the Person making such inquiries, offers or proposals, (B) a summary of the material terms and conditions of such inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (C); and (C) copies of any written materials relating thereto provided to the Company or its Representatives, including an unredacted copy of any written Acquisition Proposal or amendment thereto. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(g)                Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (ii) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 6.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.3, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 6.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change.

6.4               Approval of Merger. The Merger shall be governed by, and effected under, Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following consummation of the Offer, without a vote of the Company Stockholders, pursuant to Section 251(h) of the DGCL.

Article VII
ADDITIONAL COVENANTS

7.1               Required Action and Forbearance; Efforts.

(a)                Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i)            subject to Section 7.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii)            obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Offer and the Merger (“Third-Party Consents”); and

(iii)            executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b)                No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 6.3 will be considered a violation of this Section 7.1.

(c)                No Consent Obligations. Neither the Company nor any of its Subsidiaries shall be required to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee) or concede anything of value, (ii) amend or otherwise modify any Contract or make any accommodation, commitment or incur any liability or obligation to any third party, or (iii) agree or commit to do any of the foregoing, in each case in connection with obtaining any Third-Party Consent to any Contract; provided, however, that upon the written request of Parent, the Company shall (and shall cause its Subsidiaries to) use reasonable best efforts to take any such actions so long as the effectiveness of such action is contingent on the Closing and the cost thereof would be borne by Parent or the Surviving Corporation.

7.2               Filings.

(a)                Filing Under the HSR Act. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within five Business Days following the date hereof; provided that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect. Each of Parent and the Company will use their respective reasonable best efforts to (i) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; and (iii) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC or the DOJ with respect to the Offer and the Merger. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request. At the written request of either Parent or the Company, each of Parent and the Company shall withdraw and as promptly as practicable thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Laws, provided that such withdrawal and refiling is reasonably expected to enable the Closing to occur as expeditiously as possible, and in any event before the Termination Date.

(b)                Efforts. In furtherance and not in limitation of their obligations under this Agreement, the Buyer Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to promptly obtain any clearance, consent, authorization or Order of any Governmental Authority that may be, or become, required under the HSR Act for the consummation of the Merger and to avoid the entry of, or effect the dissolution of, any Order that would otherwise have the effect of preventing or materially delaying the Merger or that would cause the Closing not to occur prior to the Termination Date. In furtherance of the foregoing, the Buyer Parties shall take, and not refrain from taking, and shall cause their respective Affiliates to take and to not refrain from taking, any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act so as to enable the Parties to expeditiously close the Merger prior to the Termination Date. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including any provision of this Section 7.2, shall require, or be construed to require, Parent or the Company or any of their respective Affiliates to proffer to, or agree: (i) to, sell, divest, lease, license, transfer, dispose of or otherwise encumber; or to hold separate pending such disposition, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent thereto); or (ii) to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or its Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s or its Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or the Surviving Corporation; provided that Parent can compel the Company to (and to cause its Affiliates to) agree to any such term or condition or take any such actions (or agree to take such actions) so long as the effectiveness of such term or condition or action is conditioned upon the consummation of the Offer and the Merger.

(c)                Cooperation. In connection therewith, and subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct and control all matters with any Governmental Authority, without limiting any rights or obligations of either party set forth in Section 7.2(a); provided that the Company shall have the right to participate in all such matters and to review in advance and, to the extent reasonably practicable, Parent will consult with the Company on and consider in good faith the views of the Company in connection with, all of the information relating to the Company and its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Offer or the Merger. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings, communications or discussions with any Governmental Authority in respect thereof, including but not limited to (A) the expected timing or receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial Action or proceeding under applicable Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions or communication (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The Company and its Subsidiaries shall not agree to any Actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Offer or the Merger without the prior written consent of Parent. However, each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding the foregoing, neither Parent nor the Company will (and each of the Company and Parent will cause their Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law or enter into or extend a timing or similar agreement with any Governmental Authority, without the prior written consent of the other Parties.

(d)                Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, unless the Company otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Parent and Merger Sub will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, delay or impede the consummation of the Merger, by (i) imposing any delay in the obtaining of, or increasing the risk of not obtaining, any consent of any Governmental Authority under any Antitrust Laws necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) increasing the risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger; or (iii) increasing the risk of not being able to remove any such Order on appeal or otherwise.

7.3               Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to the Merger; and (b) if any Takeover Statute becomes or is deemed applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize or make inapplicable the effect of such statute or regulation on the Merger.

7.4               Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Closing, the Company will (and will cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, offices and other facilities, Contracts, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that, (a) any applicable Law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give any Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any material trade secrets of Persons in a manner that would result in any such trade secrets no longer being protected as such under applicable Law following such disclosure; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Subject to Section 7.19, nothing in this Section 7.4 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.4 will be conducted in a manner that does not unreasonably and materially interfere with the conduct of the business of the Company Group or create a material risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable Law. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.4, other than any information that has been made, is or becomes available to Parent or any of its Representatives by or from the Company or any of its Representatives in the ordinary course of their ongoing business arrangements consistent with past practice, including in connection with Parent’s preparation of its consolidated financial statements or its public reporting obligations. All requests for access pursuant to this Section 7.4 must be directed to the General Counsel of the Company, or another person designated by the Company. In the event that the Company objects to any request submitted pursuant to this Section 7.4 on the basis of one or more of the matters set forth in clauses (a) to (e) of this Section 7.4, it must do so by providing Parent, in reasonable detail, the nature of what is being prevented and/or withheld and the reasons therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall cooperate with Parent to make appropriate substitute arrangements to permit reasonable substitute access or disclosure, including through the use of reasonable best efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual termination or acceleration right contemplated by clause (c) of this Section 7.4, obtaining a waiver with respect to or consent under such contractual termination or acceleration right.

7.5               Section 16(b) Exemption. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 under the Exchange Act)) will, prior to the Offer Acceptance Time, take all actions reasonably necessary or advisable to cause the Offer, the Merger and the other transactions contemplated hereby, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Offer, the Merger and the other transactions contemplated hereby, by each individual who is a director or officer subject to the reporting requirements of Section 16(a) of the Exchange Act of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

7.6               14d-10 Matters. Prior to the Offer Acceptance Time, the compensation committee of the Company Board shall (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each plan, program, agreement or arrangement between Parent, the Company or their respective Affiliates and any of the current or former officers, directors or employees of the Company that are entered into or established on or before the date hereof (including the terms of Section 3.8, 7.7 and 7.8) or are entered into or established after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and (b) take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each such plan, program, agreement or arrangement.

7.7               Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)                Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) that are made available to Parent for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liabilities and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.

(b)                Indemnification Obligation. Without limiting the generality of the provisions of Section 7.7(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law and the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof, or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 7.7(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; and (B) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding promptly after receipt by Parent or the Surviving Corporation of a written request for such advancement to the fullest extent permitted under applicable Law and the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to such advanced expenses.

(c)                D&O Insurance. Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase a prepaid “tail” policy with respect to the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). Parent shall cause the Surviving Corporation to maintain such “tail” policies in full force and effect and to continue to honor the obligations thereunder. If the Company or the Surviving Corporation fails to obtain such “tail” insurance policies as of the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 7.7(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of the Maximum Annual Premium. If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof.

(d)                Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.7.

(e)                No Impairment. The obligations set forth in this Section 7.7 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 7.7(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 7.7(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.7, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 7.7(c) (and their heirs and representatives)) pursuant to this Section 7.7 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at Law or in equity). All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the Charter or Bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(f)                 Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 7.7 will be joint and several.

(g)                Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

7.8               Employee Matters.

(a)                Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)                Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable Law.

(c)                Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with compensation and benefits that are substantially comparable to those provided by Parent or its Affiliates to similarly-situated employees of the Parent or its Affiliates (excluding defined benefit pension plans and stock-based compensation); provided that to the extent any Continuing Employee is provided with compensation and benefits that are substantially the same as those provided to such Continuing Employee by the Company immediately prior the Closing Date, such compensation and benefits will be deemed to satisfy the requirements of this section. Notwithstanding the foregoing, nothing in this Section 7.8 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(d)                New Plans. To the extent that a benefit plan of Parent is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for defined benefit pension, or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)                Company 401(k) Plan. Prior to the Effective Time, if requested by Parent in writing no later than ten (10) days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s United States tax-qualified defined contribution plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time, subject to the occurrence of the Effective Time; provided, that the Company’s obligation to comply with such request shall be conditioned on Parent first providing the Company with confirmation that Continuing Employees will be eligible to participate a in tax-qualified defined contribution plan of Parent (a “Parent Plan”) immediately following the Effective Time and confirmation that employee loan balances will be eligible for rollover into such Parent Plan. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(f)                 Compensation Communications. Prior to making any written communications (including written talking points to be used in connection with oral discussions or communications) to the directors, officers or employees of the Company Group pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(g)                No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.8 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate, any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person, including any employee of the Company Group, any beneficiary or dependent thereof, or any collective bargaining representative thereof; or (iv) establish, amend or modify any compensation or benefit plan, program, agreement or arrangement.

7.9               Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party or any other failure by any Buyer Party to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.

7.10           Notification of Certain Matters.

(a)                Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company will give prompt notice to Parent upon becoming aware of any event, change, or effect which individually or in the aggregate causes or would be reasonably expected to cause or constitute a material breach of any of the representations and warranties made by it in this Agreement, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such material breach or failure would reasonably be expected to cause any of the Offer Conditions set forth in Annex 1 or the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Article VIII to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 7.10(a).

(b)                Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent will give prompt notice to the Company upon becoming aware of any event, change, or effect which individually or in the aggregate causes or would be reasonably expected to cause or constitute a material breach of any of the representations and warranties made by the Buyer Parties in this Agreement, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such material breach or failure would reasonably be expected to cause any of the Offer Conditions or other conditions to the obligations of the Company to consummate the Merger set forth in this Agreement to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 7.10(b).

(c)                Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 7.10 will not be taken into account for purposes of determining whether any conditions set forth in Article VIII to consummate the Merger have been satisfied or whether any termination rights set forth in Article IX are available.

7.11           Public Statements and Disclosure. The Company, Parent and Merger Sub shall consult with and provide each other a reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority; provided that the restrictions in this Section 7.11 shall not apply to (a) any Company communication regarding an Alternative Acquisition Agreement, Superior Proposal or Intervening Event or from and after a Company Board Recommendation Change, in each case, to the extent permitted by Section 6.3 or (b) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement. Parent and the Company agree to issue a joint press release mutually agreed by Parent and the Company as the first public disclosure of this Agreement.

7.12           Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and consider in good faith Parent’s advice with respect to such Transaction Litigation (other than any Legal Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 3.7(c)). The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed) in advance. For purposes of this Section 7.12, “participate” means that Parent will be kept apprised of proposed strategy and other decisions and filings with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

7.13           Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. Following the reasonable written request of Parent, to the extent Parent reasonably determines that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act after the Closing but prior to the deregistration of the shares of Company Common Stock under the Exchange Act, the Company shall use its reasonable best efforts to deliver to Parent at least three Business Days prior to Closing a draft of any such reports required to be filed during such period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

7.14           Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals and immunities of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

7.15           Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL; provided that, subject to Parent’s obligations pursuant to Section 6.3(e)(ii)(1), such agreement to vote in favor of the adoption of this Agreement shall terminate, and Parent and its Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board effects a Company Board Recommendation Change.

7.16           Notes Redemption. Prior to the Effective Time, if requested in writing by the Buyer Parties, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, use its reasonable best efforts to cooperate with the Buyer Parties to, and use reasonable best efforts to take such actions as are necessary to, allow or effect, as the case may be, (a) the satisfaction and discharge on the Closing Date of all the outstanding aggregate principal amount of the Notes (the “Discharge”) and/or (b) the conditional redemption of all of the outstanding aggregate principal amount of the Notes pursuant to the applicable provisions of the Indenture at the Closing Date (the “Redemption”). Any Redemption and/or Discharge, and all notices or instructions with respect thereto must be conditioned on the occurrence of the Closing or shall occur on or after the Closing Date. Parent shall ensure that, at or prior to the Closing, the Parent shall have funds necessary in connection with any such Redemption and/or Discharge. The Parties hereby agree that none of the Company, any Subsidiary of the Company or any of the foregoing Person’s respective Representatives shall be required to pay or deposit any amounts required in connection with a Redemption or the Discharge, except to the extent such amounts have been previously provided by the Parent to such Person expressly for such purpose. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Company’s counsel shall be required to provide any legal opinions in connection with the transactions contemplated by this Section 7.16.

7.17           Company Credit Agreement Pay-Off.

(a)                Unless waived by the agent and/or lenders under the Company Credit Agreement in accordance with the terms thereof, the Company shall furnish to the agent under the Company Credit Agreement not later than ten days prior to the Closing (or such shorter period as the agent to the Company Credit Agreement may otherwise agree in accordance with the Company Credit Agreement), a notice in respect of the termination of all outstanding commitments under the Company Credit Agreement.

(b)                The Company shall (i) deliver to Parent, at least one Business Day prior to the Closing Date an executed Payoff Letter (which may be delivered in escrow dated as of the Closing Date) (and at least five (5) Business Days prior to the Closing Date, drafts of such Payoff Letter (which such drafts do not need to include final “payoff” amounts, as long as such final “payoff” amounts are provided to Parent at least two Business Days prior to the Closing Date)) with respect to the Company Credit Agreement and each other agreement governing Closing Indebtedness (other than the Indenture and capital and finance leases) and (ii) use its reasonable best efforts to cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement.

7.18           Financing.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Parent and its Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and use reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable, to arrange and obtain the Debt Financing and to consummate the Debt Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) comply with and maintain in effect the Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (d) below); (ii) satisfy, or obtain a waiver thereof, on a timely basis all Financing Conditions to the extent within the control of Parent and its Affiliates; (iii) negotiate, execute and deliver Debt Financing Documents to the extent required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including under Borrower’s existing revolving credit and securitization facilities) and other sources of immediately available funds), which shall reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions (if any) related thereto) or on such other terms acceptable to Parent that would not constitute an Adverse Effect on Financing as compared to those set forth in the Debt Commitment Letter delivered to the Company on the date hereof; and (iv) in the event that the Offer Conditions have been satisfied or waived or, upon funding would be satisfied, consummate the Debt Financing (including by instructing the Debt Financing Sources to fund the Debt Financing in accordance with the Debt Commitment Letter, and enforcing Parent’s rights under the Debt Commitment Letter and the definitive agreements relating to the Debt Financing).

(b)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Parent and its Affiliates shall give the Company prompt notice of any material breach, repudiation or threatened material breach or repudiation by any party to the Debt Commitment Letter of which Parent or its Affiliates becomes aware; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney-client privilege or which would be in violation of any confidentiality obligation.

(c)                In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions (if any)) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 8.1 and Annex 1), then Parent and its Affiliates shall (i) promptly notify the Company thereof and the reasons therefor, (ii) use reasonable best efforts to obtain alternative financing from the same or alternative Debt Financing Entities on terms and conditions, taken as a whole, no less favorable to Parent than the Financing Conditions, not involving any conditions that would constitute an Adverse Effect on Financing (as defined below) as compared to those set forth in the Debt Commitment Letter delivered to the Company on the date hereof, that, when taken together with the portion of the Debt Financing that remains available and any cash on hand, available lines of credit (including under Borrower’s existing revolving credit and securitization facilities) and other sources of immediately available funds, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event, and (iii) use reasonable best efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing; provided that any provisions set forth in such new financing commitment relating to fees, pricing terms, “market flex” provisions (if any) and other terms that are customarily redacted (including any dates related thereto) may be redacted, so long as such redaction does not extend to any terms that would reasonably be expected to reduce the aggregate principal amount of such alternative financing to be funded on the Closing Date or impose additional conditions precedent to the funding of such alternative financing on the Closing Date.

(d)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, without the prior written consent of the Company, Parent and its Affiliates shall not amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter or any Debt Financing Document if such amendment, modification, supplement, restatement, assignment, substitution or replacement would (A) impose additional conditions precedent or expand upon the conditions precedent to the funding of the Debt Financing, (B) reduce the amount of the Debt Financing or the net cash proceeds available from the Debt Financing to an amount that is less than the Required Amount (after taking into account any cash on hand, available lines of credit (including under Borrower’s existing revolving credit and securitization facilities) and other sources of immediately available funds), (C) prevent or materially delay or make materially less likely the funding of the Debt Financing (or the satisfaction of the Financing Conditions) on the Closing Date or materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (D) materially adversely affect Parent’s ability to consummate the transactions contemplated by this Agreement, including the Offer and the Merger or (E) materially adversely impact the ability of Parent or any of its Affiliates’ to enforce their respective rights against the Debt Financing Sources or any of the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto (clauses (A) through (E), each an “Adverse Effect on Financing”); provided that Parent may, without the prior written consent of the Company, amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter, including (1) to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar Debt Financing Entities that have not executed the Debt Financing Documents as in effect on the date hereof and, in connection therewith, amend the economic and other arrangements with respect to such appointments, (2) modify pricing, (3) terminate or reduce any commitments under the Debt Financing in order to obtain alternative sources of debt financing in lieu of all or a portion of the Debt Financing and/or (4) increase the aggregate amount of the Debt Financing, in each case, so long as such amendments would not be reasonably expected to result in an Adverse Effect on Financing. Upon request of the Company, Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Any alternative, substitute or replacement debt financing obtained by Parent in accordance with this paragraph and the previous paragraph is the “Alternative Financing.” For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and references to “Debt Commitment Letter”, “Debt Fee Letters”, “Debt Financing Documents”, “Debt Financing Entities”, “Debt Financing Sources”, or “Financing” shall include the documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing to the extent permitted by this Section 7.18, and such Alternative Financing shall be required to comply with the provisions of this Agreement to the same extent as the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions (if any)) or agree to any term (including any market flex term (if any)) less favorable (taken as a whole) to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions (if any)). Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Offer and the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

7.19           Financing Cooperation.

(a)                Prior to the Closing or, if earlier, the termination of this Agreement, the Company will, and will cause its Subsidiaries to, use reasonable best efforts (at Parent’s sole cost and expense) to, and use reasonable best efforts to cause the appropriate Representatives of the Company and its Subsidiaries to, provide such cooperation as is customary and reasonably requested by Parent in connection with any Debt Financing, which cooperation will include (1) as promptly as practicable, furnishing Parent with the Required Information and other customary or pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent (or the Debt Financing Sources) in connection with such Debt Financing, including preliminary or “flash” information if requested and information relating to the rental fleet of the Company and its Subsidiaries, (2) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with providers or potential providers of the Debt Financing and rating agencies during normal business hours and at mutually agreed times and locations, (3) reasonably assisting Parent in the preparation of materials customarily requested to be used in connection with obtaining the Debt Financing, including rating agency presentations, road show materials, bank information memoranda, credit agreements, registration statements, prospectuses, offering memoranda, bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof, (4) assisting Parent with Parent’s preparation of pro forma financial information and projections, estimates of cost savings, synergies and post-closing adjustments, (5) reasonably cooperating with the marketing efforts for any portion of the Debt Financing, including using its reasonable best efforts to ensure that any syndication efforts benefit from its existing lending relationships and using reasonable best efforts to assist Parent in obtaining any credit ratings in connection with the Debt Financing, (6) providing customary authorization letters authorizing the distribution of information provided by the Company or its Subsidiaries to prospective lenders and containing a customary representation to the Debt Financing Sources for the Debt Financing that such information provided by the Company or its Subsidiaries does not contain a material misstatement or omission and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or its or their securities, (7) causing the independent accountants of the Company to (A) render customary “comfort letters” (including customary negative assurance comfort and change period comfort) with respect to financial information regarding the Company and its Subsidiaries contained in any materials relating to the Debt Financing, (B) provide consents for use of their reports and opinions in any documents filed or furnished by Parent with the SEC or in any other materials or disclosures relating to the Debt Financing in which financial information of the Company and its Subsidiaries is included and (C) participate in a reasonable number of due diligence sessions, (8) delivering information and documentation related to the Company and its Subsidiaries at least three Business Days prior to the Closing Date as is required and reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, (9) (A) assisting with the pledging of collateral for the Debt Financing, including by permitting the evaluation or appraisal of assets, assisting with field audits, due diligence examinations and evaluations of the current assets, inventory and cash management systems of the Company and its Subsidiaries, (B) assisting with obtaining landlord waivers, consents or estoppels, and (C) assisting with obtaining releases of existing Liens, (10) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing, (11) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries and (12) assisting with the preparation and execution of definitive Debt Financing Documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources), and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent.

(b)                Nothing in this Section 7.19 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date, for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) without limiting its obligations to deliver condition redemption notices, executed Payoff Letters, termination notices, payoff letters, bills of sale and Lien release documentation pursuant to Sections 7.16 and 7.17, enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Closing Date, and only to the extent previously agreed in writing by the Company; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group in any material respect; (v) except to the extent contemplated with respect to Required Information, prepare separate financial statements for any of the Company Group to the extent not customarily prepared by the Company Group and to the extent such preparation would be unduly burdensome or change any fiscal period; (vi) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing; (vii) provide any legal opinion on or prior to the Closing; (viii) take any action that will conflict with or violate its organizational documents or any applicable laws in any material respect or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party or (ix) prepare or provide Excluded Information. In addition, no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than (i) to the extent contemplated with respect to Required Information, (ii) customary representation letters to auditors, (iii) in connection with Sections 7.16 and 7.17 or (iv) customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Closing Date, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than (i) to the extent contemplated with respect to Required Information, (ii) customary representation letters, (iii) in connection with Sections 7.16 and 7.17 or (iv) customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing Date. Except in connection with the delivery of a chief financial officer certificate in connection with any Required Information, nothing in this Section 7.19 will require (1) any officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 7.19 that would reasonably be expected to result in personal liability to such officer, employee or Representative; or (2) the Company Board to approve any Debt Financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Closing Date.

(c)                The Company shall not be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, that Parent is notified of the nature of such information for which such disclosure is prohibited.

(d)                Without limiting the obligation to provide any non-public or other confidential information by or on behalf of the Company, all such information provided to Parent or its Affiliates or any of their respective Representatives pursuant to this Section 7.19 will be kept confidential in accordance with the terms of the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement or, with respect to the Debt Financing Sources, on customary market terms; provided, that, nothing in this clause (d) will limit the disclosure of such non-public or other confidential information of the type that is customarily included in offering documents or marketing materials for the Debt Financing.

(e)                Parent shall (x) at the Closing (or, if the Closing does not occur, promptly), upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 7.19 (other than the preparation of the Company’s financial statements in the ordinary course of business) and (y) indemnify and hold harmless the Company and its Representatives from and against any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties and costs and expenses suffered or incurred by them in connection with the arrangement of any Debt Financing (other than to the extent arising from inaccuracy of any historical financial information furnished in writing by or on behalf of the Company, its Affiliates or its or its Affiliates’ Representatives or the gross negligence, bad faith, willful misconduct or fraud of the Company, its Affiliates, or its or its Affiliates’ Representatives). The Company hereby consents to the use of its and its Subsidiaries’ trademarks in connection with the Debt Financing; provided that all such uses are in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(f)                 The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”, in each case throughout the pendency of the Marketing Period. For the avoidance of doubt, subject to the terms and provisions of this Section 7.19, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 7.19 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. The Company agrees to (A) file all reports on Form 10-K and Form 10-Q and Form 8-K (to the extent required to include financial information pursuant to Item 9.01 thereof) and (B) use its reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the periods required by the Exchange Act. If, in connection with a marketing effort contemplated by any Debt Financing Sources in connection with the Debt Financing, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and which the Company does not unreasonably object) to include in a customary offering document for the Debt Financing, then the Company shall file a Current Report on Form 8-K containing such material non-public information (it being understood that any material non-public information included in Required Information will be included in such Current Report on Form 8-K).

(g)                The Company hereby consents to the use of the logos of the Company in connection with any such Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries, their reputation or goodwill.

(h)                Notwithstanding anything to the contrary herein, Parent and Merger Sub each expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of any Debt Financing is in any manner a condition to the Closing or the obligations of each Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Article VIII
CONDITIONS TO THE MERGER

8.1               Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions:

(a)                Consummation of the Offer. Parent (on behalf of itself or Merger Sub) shall have irrevocably accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not validly withdrawn.

(b)                No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or Order issued by any court of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Merger will be in effect, and no statute, rule, regulation or Order in the United States will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger.

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.1               Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                at any time prior to the Effective Time (whether prior to or after the Offer Acceptance Time) by mutual written agreement of Parent and the Company;

(b)                by either Parent or the Company if any court or other Governmental Authority of competent jurisdiction in the United States shall have issued a final Order, decree or ruling or taken any other final Action permanently restraining, enjoining or otherwise prohibiting acceptance of payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger and such order, decree, ruling or other Action is or shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) will not be available to any Party whose breach of this Agreement proximately caused the events specified in this Section 9.1(b) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(c)                by either Parent or the Company if the Offer Acceptance Time has not occurred on or before May 13, 2025 (and as may be extended in accordance with this clause (c), the “Termination Date”); provided that in the event that the Marketing Period has commenced, but has not been completed as of the Termination Date, and the Effective Time has not yet occurred, then the Termination Date shall automatically be extended to the date that is five Business Days following the then-scheduled end date of the Marketing Period; provided, further, that if as of the Termination Date, the condition set forth in clause (f) of Annex 1 (in the case of subclause (i) of clause (f) of Annex 1, solely with respect to Antitrust Laws), shall not have been satisfied or waived, then the Termination Date shall automatically be extended for an additional 30 days, and such extended date shall be deemed to be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to any Party whose breach of this Agreement proximately caused the failure of the Offer Acceptance Time to have occurred prior to the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(d)                by either Parent or the Company if the Offer (as extended in accordance with the terms of this Agreement) has been withdrawn or terminated in accordance with the terms of this Agreement without the acceptance for payment of Shares pursuant to the Offer in accordance with the terms of this Agreement; provided, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.1(d) will not be available to any Party whose breach of this Agreement proximately caused the events specified in this Section 9.1(d).

(e)                by Parent if:

(i)            the Company has breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement such that an Offer Condition would not be satisfied, except that (A) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 9.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (B) the right to terminate this Agreement pursuant to this Section 9.1(e) will not be available to Parent if either Parent or Merger Sub is then in material breach of any of its respective representations, warranties, covenants, or agreements set forth in this Agreement; or

(ii)            at any time prior to the Offer Acceptance Time, (A) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, or (B) the Company enters into or causes a Subsidiary thereof to enter into an Alternative Acquisition Agreement;

(f)                 by the Company if:

(i)            the Buyer Parties have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement such that an Offer Condition would not be satisfied or in a manner that would reasonably be expected to prevent Parent from consummating the Offer or the Closing on or before the Termination Date, except that (A) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 9.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (B) the right to terminate this Agreement pursuant to this Section 9.1(f) will not be available to the Company if it is then in material breach of any of its respective representations, warranties, covenants, or agreements set forth in this Agreement; or

(ii)            at any time prior to the Offer Acceptance Time, (A) the Company has received a Superior Proposal; (B) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 6.3; and (C) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 9.3(b).

9.2               Manner and Notice of Termination; Effect of Termination.

(a)                Manner of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 9.1 pursuant to which this Agreement is being terminated.

(b)                Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the Confidentiality Agreement, this Section 9.2, Section 9.3 and Article X will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

9.3               Fees and Expenses.

(a)                General. Except as set forth in this Section 9.3 or as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b)                Company Payments.

(i)            If (A) this Agreement is validly terminated pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(e)(i), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned prior to termination of this Agreement; and (C) within 12 months following such termination of this Agreement pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(e)(i), as applicable, either such Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of such Acquisition Transaction which is ultimately consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (or as directed by Parent) an amount equal to $127,047,785 (the “Company Termination Fee”). For purposes of this Section 9.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)            If this Agreement is validly terminated by Parent pursuant to Section 9.1(e)(ii), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee.

(iii)            If this Agreement is validly terminated by the Company pursuant to Section 9.1(f)(ii), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee; provided that if the Company terminates this Agreement pursuant to Section 9.1(f)(ii) and enters into an Alternative Acquisition Agreement with (i) any Person at any time prior to the expiration of the Go-Shop Period or (ii) any Excluded Party within five Business Days following the expiration of the Go-Shop Period, then the “Company Termination Fee” shall mean an amount equal to $63,523,892.

(iv)            Single Payment Only; Sole Recourse. The Parties acknowledge and agree that in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In the event the Company Termination Fee described in this Section 9.3 is paid to Parent, such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c)                Payments; Default. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of this Agreement and the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 9.3(b) or any portion thereof, the Company will pay to Parent (or as directed by Parent) its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. All payments under this Section 9.3 shall be made by the Company to Parent (or as directed by Parent) by wire transfer of immediately available funds to an account designated by Parent in writing to the Company.

(d)                Acknowledgement Regarding Specific Performance. Notwithstanding the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 10.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 10.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.

9.4               Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company; provided that following the Offer Acceptance Time, this Agreement may not be amended or otherwise modified in any manner that causes the Per Share Price to differ from the Offer Price. This Section 9.4 is subject to Section 10.15.

9.5               Extension; Waiver. At any time and from time to time prior to the Offer Acceptance Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. This Section 9.4 is subject to Section 10.15.

Article X
GENERAL PROVISIONS

10.1           Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

10.2           Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b), in each case to the intended recipient as set forth below:

(a)           if to the Buyer Parties to:

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Attention:	Joli L. Gross
Alfredo E. Barquin
Email:	jgross@ur.com
abarquin@ur.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Francis J. Aquila
Mimi Wu
Email:	aquilaf@sullcrom.com
wum@sullcrom.com

(b)                if to the Company (prior to the Effective Time) to:

H&E Equipment Services, Inc.

7500 Pecue Ln

Baton Rouge, LA 70809

Attention:	Brad Barber
Email:	bbarber@he-equipment.com

with a copy (which will not constitute notice) to:

Milbank LLP
55 Hudson Yards

New York, NY 10001-2163

Attention:	Derek Winokur

Iliana Ongun

Email:	dwinokur@milbank.com

IOngun@milbank.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 10.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 10.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.2.

10.3           Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that (a) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement, including by Parent transferring its interests in Merger Sub, (i) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (ii) to any of their respective Affiliates; and (b) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to the lenders party to Parent’s credit facilities from time to time (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of obtaining financing to consummate the transactions contemplated by this Agreement), it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the Company Stockholders and the holders of Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any assignment not permitted by this Section 10.3 shall be null and void ab initio.

10.4           Confidentiality. The Buyer Parties and the Company hereby acknowledge that Parent and the Company have executed that certain confidentiality agreement dated as of November 14, 2024, as amended as of the date hereof (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger and the other transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

10.5           Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6           Third Party Beneficiaries. Except as set forth in Section 7.6 and this Section 10.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 7.6; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award; (c) if any of the Buyer Parties wrongfully terminate or willfully breach this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief; and (d) from and after the Closing, the rights of the Company Stockholders and holders of Company Equity Awards, to receive the consideration set forth in Article III.

10.7           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8           Remedies.

(a)                Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)                Specific Performance.

(i)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of this Agreement and the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement.

(ii)            Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

10.9           Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of Action arising out of or relating to this Agreement and the transactions contemplated hereby, including the Offer and the Merger or the negotiation, execution or performance of this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws or statutes of limitations of a different jurisdiction other than the State of Delaware.

10.10        Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, including the Offer and the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any claim, Action or proceeding between the Parties (whether in contract, tort or otherwise) arises out of or relates to this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) expressly waives any objection or claim that it may now or hereafter have to the lack of personal jurisdiction or improper venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11        WAIVER OF JURY TRIAL. EACH PARTY, on behalf of itself and its subsidiaries, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12        Company Disclosure Letter References. The Parties agree that the Company Disclosure Letter has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement. The information contained in this Agreement, in the Company Disclosure Letter and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

10.13        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.14        No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

10.15        Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and each of its Affiliates, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in Law or in equity, or granted by statute or otherwise) for any claims, causes of Action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, in each case, to the Company or any of its Affiliates, (b) agrees that it will not bring or support any Legal Proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing (including the Debt Commitment Letter and Debt Fee Letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such courts, (c) agrees that any such Legal Proceeding will be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (d) agrees that service of process upon such Person in any such Legal Proceeding will be effective if notice is given in accordance with Section 10.2, (e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY ACTION BROUGHT AGAINST ANY DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, ANY DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees in no event will any Debt Financing Source be liable to the Company or its Subsidiaries for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with any Debt Financing, and (h) agrees that the Debt Financing Sources are express third party beneficiaries of this Section 10.15, and the Debt Financing Sources may enforce such rights under such provisions, and such provisions (and any definitions used in such provisions or any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would materially modify and abrogate the substance of this Section 10.15) shall not be amended, supplemented, waived or otherwise modified in any way adverse to any Debt Financing Source without the prior written consent of each related Debt Financing Entity. This Section 10.15 will not limit the rights of the parties to any Debt Financing under any definitive agreement in respect of such Debt Financing. Notwithstanding anything to the contrary contained herein, any modification, waiver or termination of the definition of “Debt Financing Entities” (or any other provision of this Agreement to the extent such modification, waiver or termination would modify the substance of such Article, Sections or definition) that is adverse to any Debt Financing Entity will not be effective without the prior written consent of the applicable Debt Financing Entity. This Section 10.15 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 10.15 will survive any termination of this Agreement. Notwithstanding anything to the contrary set forth herein, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Company under this Agreement or any Debt Financing Source’s obligations to the Buyer Parties, Merger Sub, the Borrower and/or their respective Subsidiaries under any Debt Financing and related debt financing commitment letter or the definitive debt financing agreements.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

UNITED RENTALS, INC

By:	/s/ Alfredo Barquin
	Name:	Alfredo Barquin
	Title:	Vice President – Business Development

UR MERGER SUB VII CORPORATION

By:	/s/ Joli Gross
	Name:	Joli Gross
	Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

H&E EQUIPMENT SERVICES, INC.

By:	/s/ Brad Barber
	Name:	Brad Barber
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex 1

Conditions to the Offer

The capitalized terms used in this Annex 1 shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex 1 is attached (the “Agreement”) unless specifically defined in this Annex 1. The obligation of Merger Sub to accept for purchase, and pay for, shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for purchase or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c)), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clause (e) shall not be satisfied by one minute after 11:59 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable Law) in writing by Parent:

(a)                Minimum Condition. There shall have been validly tendered and not validly withdrawn shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its Affiliates, represent at least one share more than 50% of the shares of Company Common Stock outstanding as of the consummation of the Offer at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL).

(b)                Representations and Warranties.

(i)            Other than the representations and warranties listed in clause (ii), clause (iii) and clause (iv) below, the representations and warranties of the Company set forth in the Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)            The representations and warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 4.6(b) (Company Capitalization – Company Equity Awards) (other than the first sentence thereof), Section 4.6(d) (Company Capitalization – Other Rights), and Section 4.24 (Brokers) of the Agreement will be true and correct in all material respects as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii)            The representations and warranties set forth in Section 4.6(a) (Company Capitalization – Capital Stock), the first sentence of Section 4.6(b) (Company Capitalization – Company Equity Awards), and Section 4.6(c) (Company Capitalization – Company Securities) of the Agreement, will be true and correct in all respects as of the Offer Acceptance Time (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount relative to the fully diluted equity capitalization of the Company.

(iv)            The representations and warranties set forth in Section 4.11(c) (Absence of Certain Changes) shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(c)                Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of the Agreement required to be performed and complied with by it at or prior to the Offer Acceptance Time.

(d)                Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of the Agreement that is continuing.

(e)                Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in clauses (b), (c) and (d) of this Annex 1 have been satisfied.

(f)                 No Prohibitive Laws or Injunctions; Regulatory Approval. (i) No temporary restraining order, preliminary or permanent injunction or Order or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Offer or the Merger will be in effect, nor will any Action have been taken by any Governmental Authority of competent jurisdiction in the United States, and no statute, rule, regulation or Order in the United States will have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, that, in each case, prohibits, makes illegal, or enjoins the Offer or the consummation of the Merger; and (ii) any waiting period (and any extension thereof, including any timing agreement entered into with any relevant Governmental Authority) applicable to the consummation of the Offer or the Merger under the HSR Act shall have expired or been terminated.

(g)                Termination Condition. The Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

(h)                Marketing Period. The Marketing Period shall have commenced and shall have ended.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Merger Sub) and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.